     As filed with the Securities and Exchange Commission on April 11, 2003
                                                     REGISTRATION NO. 333-103652


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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                             NATIONAL-OILWELL, INC.

             (Exact name of registrant as specified in its charter)

              DELAWARE                                5084                                    76-0475815
  (State or other jurisdiction of         (Primary Standard Industrial                     (I.R.S. Employer
   incorporation or organization)          Classification Code Number)                     Identification No.)

                                                                                          STEVEN W. KRABLIN
                 10000 RICHMOND AVENUE                                                  10000 RICHMOND AVENUE
               HOUSTON, TEXAS 77042-4200                                               HOUSTON, TEXAS 77042-4200
                     (713) 346-7500                                                         (713) 346-7773
(Address, including zip code, and telephone number, including       (Address, including zip code, and telephone number, including
   area code, of registrant's principal executive offices)             area code, of registrant's agent for service of process)

                                   ----------

         With a copy to:                              With a copy to:

         DWIGHT W. RETTIG                           MARGARET B. SYMONDS
      NATIONAL-OILWELL, INC.                   BRACEWELL & PATTERSON, L.L.P.
      10000 RICHMOND AVENUE                   711 LOUISIANA STREET, SUITE 2900
    HOUSTON, TEXAS 77042-4200                    HOUSTON, TEXAS 77002-2781
      PHONE: (713) 346-7550                        PHONE: (713) 221-1368

                                   ----------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are to be offered in connection with the formation of a holding company or there is compliance with General Instruction G, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                   ----------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.




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INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED APRIL 11, 2003


                                  $200,000,000

                             NATIONAL-OILWELL, INC.

                                OFFER TO EXCHANGE

                      5.65% EXCHANGE SENIOR NOTES DUE 2012

             FOR ANY AND ALL OUTSTANDING 5.65% SENIOR NOTES DUE 2012

                                   ----------


         This prospectus, and accompanying letter of transmittal, relate to our proposed exchange offer. We are offering to exchange up to $200,000,000 aggregate principal amount of new 5.65% senior notes due 2012, Series B, which we call the exchange notes, for any and all outstanding 5.65% senior notes due 2012, which we call the original notes, previously issued in a private offering on November 22, 2002 and which have certain transfer restrictions because they were not issued pursuant to a registration statement.


         In this prospectus we sometimes refer to the exchange notes and the original notes collectively as the notes.

         o The exchange offer expires at 5:00 p.m., New York City time, on _______, 2003, unless we extend it.


         o The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes will be issued free of any covenants regarding exchange and registration rights.


         o All original notes that are validly tendered and not validly withdrawn will be exchanged.

         o Tenders of original notes may be withdrawn at any time prior to expiration of the exchange offer.

         o        We will not receive any proceeds from the exchange offer.


         o The exchange of original notes for exchange notes will not be a taxable exchange for United States federal income tax purposes.


         o Holders of original notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

         o Original notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but except under limited circumstances, will have no further exchange or registration rights under the registration rights agreement discussed in this prospectus.


         o Original notes not tendered in the exchange will remain unregistered securities and your ability to transfer them could be adversely affected.


                                   ----------

         PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.

                                   ----------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, the accompanying letter of transmittal and related documents and any amendments or supplements to this prospectus carefully before making your investment decision.

                    The date of this prospectus is _________, 2003.

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY ...................................................................   3

RISK FACTORS ..............................................................  10

THE EXCHANGE OFFER ........................................................  14

USE OF PROCEEDS ...........................................................  27

DESCRIPTION OF NOTES ......................................................  27

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ..................  40

VALIDITY OF THE EXCHANGE NOTES ............................................  41

EXPERTS ...................................................................  41

WHERE YOU CAN FIND MORE INFORMATION .......................................  42

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS ..........................  43

ANNEX A - LETTER OF TRANSMITTAL ........................................... A-1

                                  ------------

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THE NOTES. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THOSE DOCUMENTS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

                                  ------------

         THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT NATIONAL OILWELL THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. INFORMATION THAT WE HAVE INCORPORATED BY REFERENCE IS AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST.

                                  ------------

         FOR INFORMATION REGARDING WHO TO CONTACT FOR INFORMATION WHICH WE HAVE INCORPORATED BY REFERENCE, SEE "WHERE YOU CAN FIND MORE INFORMATION." IN ORDER TO OBTAIN TIMELY DELIVERY OF THIS INFORMATION, YOU MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER.

                                     SUMMARY

         The following is a summary of more detailed information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. This prospectus includes or incorporates by reference information about this offering, our business and our financial and operating data. Before making an investment decision, we encourage you to read the entire prospectus carefully, including the "Risk Factors" and "Information Regarding Forward-Looking Statements" sections and the financial statements and the footnotes to those statements, which are incorporated by reference in this prospectus.

                             NATIONAL-OILWELL, INC.


         We design, manufacture and sell comprehensive systems, components and products used in oil and gas drilling and production, as well as distribute products and provide services to the exploration and production segment of the oil and gas industry.


         Our principal executive offices are located at 10000 Richmond Avenue, Houston, Texas 77042 and our telephone number at that address is 713-346-7500.

PRODUCTS AND TECHNOLOGY


         National Oilwell designs, manufactures and sells drilling systems and components for both land and offshore drilling rigs as well as complete land drilling and well servicing rigs. Mechanical components include drawworks (the hoisting winch used to raise and lower drill pipe), mud pumps (used to circulate drilling fluids), top drives (used to turn drill pipe), solids control equipment (used to remove particulates from drilling fluids), travelling equipment (hooks and blocks used to hoist and lower drill pipe) and rotary tables (used to rotate drill pipe). These components are essential to pump fluids and hoist, support and rotate the drill string. Many of these components are designed specifically for applications in offshore, extended reach and deep land drilling. This equipment is installed on new rigs and often replaced during the upgrade and refurbishment of existing rigs.



         We design and manufacture masts, derricks and substructures for use on land rigs and on fixed and mobile offshore platforms suitable for drilling applications to depths of up to 30,000 feet or more. Other products include cranes, jacking and mooring systems (used to raise, lower and anchor offshore jackup drilling rigs), reciprocating and centrifugal pumps and fluid end expendables for all major manufacturer's pumps. Our business includes the sale of replacement parts for our own manufactured machinery and equipment.


         We also design and manufacture electrical systems and control data acquisition systems for drilling related operations and automated and remotely controlled machinery for drilling rigs. Our control systems can control and monitor many simultaneous operations on a drilling rig and often form the basis for our state-of-the-art driller's cabin. Our automated pipe handling system provides an efficient and cost effective method of joining lengths of drill pipe or casing as does our iron roughneck. These and similar technologically advanced products can greatly improve the safety on rigs, often by reducing the number of persons working on the drilling floor.

         While offering a complete line of conventional rigs, National Oilwell has extensive experience in providing rig designs to satisfy requirements for harsh or specialized environments. Such products include drilling and well servicing rigs designed for the Arctic, highly mobile drilling and well servicing rigs for jungle and desert use, modular well servicing rigs for offshore platforms and modular drilling facilities for North Sea platforms. We also design and produce fully integrated drilling equipment packages for offshore rigs.


         National Oilwell designs and manufactures drilling motors, drilling jars and specialized drilling tools for rent and sale. We also design and manufacture a complete line of fishing tools used to remove objects stuck in the wellbore.

DISTRIBUTION SERVICES


         National Oilwell provides distribution services through its network of approximately 150 distribution service centers. Our distribution service centers are located throughout the oil and gas producing regions of North America, with 105 locations in the United States, 40 locations in Canada, and the remainder in various international locations. These distribution service centers stock and sell a variety of expendable items for oilfield applications and spare parts for our proprietary equipment. As oil and gas companies and drilling contractors have refocused on their core competencies and emphasized efficiency initiatives to reduce costs and capital requirements, our distribution services have expanded to offer outsourcing and alliance arrangements that include comprehensive procurement, inventory management and logistics support. In addition, we believe we have a competitive advantage in the distribution services business by distributing products manufactured by us and from the association of this business with our Products and Technology segment.


         The supplies and equipment stocked by our distribution service centers vary by location. Each distribution point generally offers a large line of oilfield products including valves, fittings, flanges, spare parts for oilfield equipment and miscellaneous expendable items.

         Most drilling contractors and oil and gas companies typically buy supplies and equipment pursuant to non-exclusive contracts, which normally specify a discount from list price for each product or product category. Our goal is to create strategic alliances with our customers whereby we become the customer's primary supplier of those items. In certain cases, we assume responsibility for procurement, inventory management and product delivery for the customer, occasionally by working directly out of the customer's facilities.

         We believe e-commerce brings a significant advantage to larger companies that are technologically proficient. During the last few years, we have invested over $20 million to improve our information technology systems. Our e-commerce system can interface directly with customers' systems to maximize efficiencies for us and for our customers. We believe we have an advantage in this effort due to our investment in technology, geographic size, knowledge of the industry and customers, existing relationships with vendors and existing means of product delivery.

BUSINESS STRATEGY

         National Oilwell's business strategy is to enhance its market positions and operating performance in the upstream oil and gas business by:

         Leveraging our Capital Equipment Installed Base. We believe our market position and comprehensive product offering present substantial opportunities to capture a significant portion of expenditures for the construction of new drilling rigs and equipment as well as the upgrade and refurbishment of existing drilling rigs and equipment. Over the next few years, the advanced age of the existing fleet of drilling rigs, coupled with drilling activity involving greater depths and extended reach, is expected to generate demand for new equipment. National Oilwell's automation and control systems offer the potential to improve the performance of new and existing drilling rigs. The large installed base of our equipment also provides recurring demand for spare parts and expendable products necessary for proper and efficient operation.


         Expanding our Non-Capital Products Business. Our non-capital equipment revenues continue to represent over half of our products and technology business. We rent and sell high-performance drilling motors and downhole tools and in the manufacture of certain expendable products and spare parts needed in the drilling and production process. We believe additional expansion in the non-capital upstream oil and gas industry would be beneficial to our business and our customers.


         Furthering our Information Technology and Process Improvement Strategy. National Oilwell has developed an integrated information technology and process improvement strategy to enhance procurement, inventory management and logistics activities. As a result of the need to improve industry efficiency, oil and gas companies and drilling contractors are frequently seeking alliances with suppliers, manufacturers and service providers to achieve cost and capital improvements. We believe we are well positioned to provide these services as a result of our:

         o large and geographically diverse network of distribution service centers in major oil and gas producing areas;

         o strong relationship with a large community of industry suppliers;

         o knowledge of customers' procurement processes, suppliers' capabilities and products' performance; and

         o information systems that offer customers and suppliers enhanced e-commerce capabilities.

         In addition, the integration of our distribution expertise, extensive network and growing base of customer alliances provides an increased opportunity for cost-effective marketing of our manufactured parts and equipment.


         Continuing our Acquisitions Strategy. We believe the oilfield service and equipment industry will continue to experience consolidation as businesses seek to align themselves with other market participants in order to gain access to broader markets and integrated product offerings. From 1997 through January 2003, National Oilwell has made a total of thirty-two acquisitions and plans to continue to participate in this trend. While none of our individual acquisitions have materially affected the development of our current business or the results of our operations, the aggregate effect has positively impacted our ability to provide complete drilling equipment systems to our customers.


                                  RISK FACTORS


         o Demand for our products is dependent upon the price of oil and gas and the willingness to explore and produce oil and gas.



         o The price of oil and gas affect companies' decisions to explore and produce oil and gas, and as a result affects demand for our products.



         o Competition in our industry could ultimately lead to lower revenues and earnings.

         o Because some of our products are used in potentially hazardous activities, we face potential product liability and warranty claims.



         o The Location of some of our customers in foreign markets that may have unstable economies or governments may have a negative impact on our revenues and operating results.



         o National-Oilwell sells products and services outside the United States. Changes in foreign currency exchange rates could have a negative impact on our revenues and operating results.



         o Our growth may cause difficulties integrating operations that we acquire.



         o Our indebtedness could limit the ability to borrow additional funds and/or make us vulnerable to general adverse economic and industry conditions.


                               THE EXCHANGE OFFER


Registration Rights
Agreement ..........................  When we sold $200 million in aggregate principal amount of original notes to qualified institutional buyers as defined in Rule 144A under the Securities Act through Merril Lynch, Pierce, Fenner & Smith,
                                      Incorporated, as initial purchaser, we entered into a registration rights agreement dated as of November 22, 2002 with the initial purchaser which granted the holders of the original notes certain exchange and registration rights. The exchange offer made hereby is intended to satisfy such exchange rights.

The Exchange Offer ................   $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes. As of the date hereof, $200 million aggregate principal amount of the original notes are outstanding.

                                      Although the exchange notes are titled 5.65% Senior Notes due 2012,
                                      Series B, the indenture provides that the original notes and the exchange notes are treated as a single series of notes under the indenture. We will issue exchange notes to holders promptly after expiration of the exchange offer.

Resales of the Exchange
Notes ............................    Based on an interpretation of the Securities Act of 1933 by the staff of the Securities and Exchange Commission set forth in several no-action letters issued to third parties, and except as described below, we believe that the exchange notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act.
                                      However, any purchaser of notes who is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, or who intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any broker-dealer who purchased the notes to resell pursuant to Rule 144A or any other available exemption under the
                                      Securities Act, (i) will not be able to rely on the interpretation by the staff of the Securities and Exchange Commission set

                                      forth in the above referenced no-action letters, (ii) will not be able to tender the notes in the exchange offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities
                                      Act in connection with any sale or transfer of the notes, unless such sale or transfer is made pursuant to an exemption from such requirements. We do not intend to seek our own no-action letter, and there is no assurance that the staff of the Securities and Exchange
                                      Commission would make a similar determination with respect to the exchange notes as it has in such no-action letters to other persons.

                                      Each broker-dealer that receives exchange notes pursuant to the exchange offer in exchange for original notes that such broker-dealer acquired for its own account as a result of market-making activities or other trading activities, other than original notes acquired directly from us or our affiliates, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an
                                      "underwriter" within the meaning of the Securities Act.

                                      If we receive certain notices in the letter of transmittal, this prospectus, as it may be amended or supplemented from time to time, may be used for the appropriate time period by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from us. We have agreed that, if we receive certain notices in the letter of transmittal, we will make this prospectus available to any such broker-dealer for use in connection with any such resale.

                                      The letter of transmittal requires broker-dealers tendering original notes in the exchange offer to indicate whether such broker-dealer acquired the original notes for its own account as a result of market-making activities or other trading activities, other than original notes acquired directly from us or any of our affiliates. If no broker-dealer indicates that the original notes were so acquired, we have no obligation under the registration rights agreement to maintain the effectiveness of the registration statement past the consummation of the exchange offer or to allow the use of this prospectus for such resales. See "The Exchange Offer--Registration Rights" and "--Resale of
                                      the Exchange Notes; Plan of Distribution."

Expiration Date ..................    The exchange offer expires at 5:00 p.m., New York City time, on _________,
                                      2003, unless we extend the exchange offer in our sole discretion, in which case the term "Expiration Date" means the latest date and time to which the exchange offer is extended.
Conditions to the Exchange
Offer ............................    The exchange offer is subject to certain conditions, which we may waive.
                                      See "The Exchange Offer--Conditions to the Exchange Offer."

Procedures for Tendering
the Original Notes ..............     Each holder of original notes wishing to accept the exchange offer must complete, sign and date the accompanying letter of transmittal in accordance with the instructions contained herein and therein, and mail or otherwise deliver such letter of transmittal together with the original notes and any other required documentation to the exchange agent identified below under
                                      "Exchange Agent" at the address set forth herein.  See "The Exchange
                                      Offer--Registration Rights" and "--Procedures for Tendering Original Notes."
Special Procedures for
Beneficial Owners ...............     Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on such beneficial owner's behalf. See "The
                                      Exchange Offer --Procedures for Tendering Original Notes."
Guaranteed Delivery
Procedures ......................     Holders of original notes who wish to tender their original notes when those securities are not immediately available or who cannot deliver their original notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent prior to the Expiration Date must tender their original notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Procedures for Tendering Original Notes - Guaranteed
                                      Delivery."

Withdrawal Rights ...............     Tenders of original notes pursuant to the exchange offer may be withdrawn at any time prior to the Expiration Date.
Acceptance of Original
Notes and Delivery of
Exchange Notes ..................     We will accept for exchange any and all original notes that are properly tendered in the exchange offer, and not withdrawn, prior to the exchange offer's Expiration Date. The exchange notes issued pursuant to the exchange offer will be issued promptly after expiration of the exchange offer. See "The
                                      Exchange Offer--Terms of the Exchange Offer."

Exchange Agent ..................     The Bank of New York is serving as the exchange agent in connection with the exchange offer.

Federal Income Tax
Considerations ..................     The exchange of original notes for exchange notes pursuant to the exchange offer will not be treated as a taxable exchange for federal income tax purposes. See "Material United States Federal Income Tax Considerations."

                             SUMMARY FINANCIAL DATA

         Data for periods prior to 2002 shown below is restated to combine IRI International Corporation and Dupre' results pursuant to pooling-of-interests accounting. The following should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and the related notes thereto incorporated by reference in this prospectus.

                                                                                   YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------------------------------
                                                                  2002         2001         2000         1999          1998
                                                              -----------  -----------  -----------  -----------   -----------
                                                             (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
OPERATING DATA:

   Revenues ................................................  $ 1,521,946  $ 1,747,455  $ 1,149,920  $   839,648   $ 1,449,248
   Operating income (1) ....................................      134,323      189,277       48,456        1,325       139,815
   Income (loss) before taxes ..............................      112,465      168,017       27,037      (14,859)      125,021
   Net income (loss) (2) ...................................       73,069      104,063       13,136       (9,385)       81,336
   Net income (loss) per share
      Basic (2) ............................................         0.90         1.29         0.17        (0.13)         1.19
      Diluted (2) ..........................................         0.89         1.27         0.16        (0.13)         1.19

OTHER DATA:

   Depreciation and amortization ...........................       25,048       38,873       35,034       25,541        20,518
   Capital expenditure .....................................       24,805       27,358       24,561       17,547        39,246

BALANCE SHEET DATA:

   Working capital .........................................      768,852      631,257      480,321      452,015       529,937
   Total assets ............................................    1,968,662    1,471,696    1,278,894    1,005,715     1,091,028
   Long-term debt, less current maturities .................      594,637      300,000      222,477      196,053       222,209
   Stockholders' equity ....................................      933,364      867,540      767,206      596,375       603,568

RATIOS:

   Consolidated Ratios of Earnings to Fixed Charges (3) ....          5.0          7.4          2.3          0.1           9.4

     (1) In connection with the IRI International Corporation merger in 2000, we recorded charges of $14.1 million related to direct merger costs, personnel reductions, and facility closures and inventory write-offs of $15.7 million due to product line rationalization. In 1998, a $17.0 million charge was recorded related to personnel reductions and facility closures and a $5.6 million charge related to the write-down of certain tubular inventories.

     (2) We adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS 142), effective January 1, 2002. The effects of not amortizing goodwill and other intangible assets in periods prior to the adoption of SFAS 142 would have resulted in net income (loss) of $115.0 million, $23.1 million, $(4.0) million and $84.8 million for the years ended December 31, 2001, 2000, 1999,and 1998, respectively; basic earnings per common share of $1.42, $0.29, $(0.06) and $1.24 for the years ending December 31, 2001, 2000,
          1999 and 1998, respectively; and diluted earnings per common share of $1.41, $0.29, $(0.06) and $1.24 for the years ending December 31, 2001, 2000, 1999 and 1998, respectively.

     (3) In all cases, (i) earnings represent: income before income taxes, excluding extraordinary gains or losses; plus fixed charges, excluding capitalized interest and (ii) fixed charges include interest, whether expensed or capitalized, plus amortization of debt issuance costs, plus the portion of rental expense which is deemed representative of interest.

                                  RISK FACTORS

         You should carefully consider the risks described below, in addition to other information contained or incorporated by reference herein. Realization of any of the following risks could have a material adverse effect on our business, financial condition, cash flows and results of operations.





DEMAND FOR OUR PRODUCTS IS DEPENDENT UPON THE PRICE OF OIL AND GAS AND THE WILLINGNESS TO EXPLORE AND PRODUCE OIL AND GAS.


         National Oilwell is dependent upon the oil and gas industry and its willingness to explore for and produce oil and gas. The industry's willingness to explore and produce depends upon the prevailing view of future product prices. Many factors affect the supply and demand for oil and gas and therefore influence product prices, including:

         o        level of production from known reserves;

         o        cost of producing oil and gas;

         o        level of drilling activity;

         o        worldwide economic activity;

         o        national government political requirements;

         o        development of alternate energy sources; and

         o        environmental regulations.

         If there is a significant reduction in demand for drilling services, in cash flows of drilling contractors or production companies or in drilling or well servicing rig utilization rates, then demand for our products will decline.


THE PRICE OF OIL AND GAS AFFECT COMPANIES' DECISIONS TO EXPLORE AND PRODUCE OIL AND GAS, AND AS A RESULT AFFECTS DEMAND FOR OUR PRODUCTS.


         Oil and gas prices have been volatile since 1990, ranging from $10 - $40 per barrel. Over the last three years, oil prices have generally ranged within $20-$30 per barrel. Spot gas prices have also been volatile since 1990, ranging from less than $1.00 per mmbtu of gas to above $10.00. Gas prices were moderate in 1998 and 1999, generally ranging from $1.80 - $2.50 per mmbtu. Gas prices in 2000 generally ranged from $4-$8 per mmbtu. In the second quarter of 2001, gas prices came under pressure, generally ranging between $2.20 to $3.00 per mmbtu through the first quarter of 2002. Gas prices have generally ranged between $3.00 - $5.00 per mmbtu since that time.

         Expectations for future oil and gas prices cause many shifts in the strategies and expenditure levels of oil and gas companies and drilling contractors, particularly with respect to decisions to purchase major capital equipment of the type we manufacture. Industry activity and our revenues have not responded to the higher commodity prices that have existed since the second quarter of 2002, presumably due to concerns that these prices will not continue in the current range. We cannot predict future oil and gas prices or the effect prices will have on exploration and production levels.

COMPETITION IN OUR INDUSTRY COULD ULTIMATELY LEAD TO LOWER REVENUES AND
EARNINGS.


         The oilfield products and services industry is highly competitive. The following competitive actions can each affect our revenues and earnings:

         o        price changes;

         o        new product and technology introductions; and

         o        improvements in availability and delivery.





         National Oilwell's Products and Technology business segment competes with several companies in North America that have drilling products that compete directly with certain of our products. National Oilwell's Distribution Services business segment faces competition from various smaller regional competitors who leverage geographic strength in a particular market area, as well as other multinational distribution companies utilizing pricing power to compete. Competition in our industry could lead to lower revenues and earnings.



BECAUSE SOME OF OUR PRODUCTS ARE USED IN POTENTIALLY HAZARDOUS ACTIVITIES, WE FACE POTENTIAL PRODUCT LIABILITY AND WARRANTY CLAIMS.


         Customers use some of our products in potentially hazardous drilling, completion and production applications that can cause:

         o        injury or loss of life;

         o        damage to property, equipment or the environment; and

         o        suspension of operations.




         National Oilwell may be named as a defendant in product liability or other lawsuits asserting potentially large claims if an accident occurs at a location where our equipment and services have been used. We are currently party to various legal and administrative proceedings. We cannot predict the outcome of these proceedings, nor can we guarantee any negative outcomes will not be significant to us.


THE LOCATION OF SOME OF OUR CUSTOMERS IN FOREIGN MARKETS THAT MAY HAVE UNSTABLE ECONOMIES OR GOVERNMENTS MAY HAVE A NEGATIVE IMPACT ON OUR REVENUES AND OPERATING RESULTS.


         Some of our revenues depend upon customers in the Middle East, Africa, Southeast Asia, South America and other international markets. These revenues are subject to risks of instability of foreign economies and governments. Laws and regulations limiting exports to particular countries can affect our sales, and sometimes export laws and regulations of one jurisdiction contradict those of another.

NATIONAL-OILWELL SELLS PRODUCTS AND SERVICES OUTSIDE THE UNITED STATES. CHANGES IN FOREIGN CURRENCY EXCHANGE RATES COULD HAVE A NEGATIVE IMPACT ON OUR REVENUES AND OPERATING RESULTS.


         National Oilwell is exposed to the risks of changes in exchange rates between the U.S. dollar and foreign currencies. Our Norwegian companies enter into foreign exchange forward contracts, primarily between the Norwegian kroner and the US dollar, to hedge cash flows on certain significant contracts. Our decisions regarding the need for hedging foreign currencies in Norway and other countries can adversely affect our operating results.





OUR GROWTH MAY CAUSE DIFFICULTIES INTEGRATING OPERATIONS THAT WE ACQUIRE.



         National Oilwell has acquired 32 companies since April 1997, including nine in 2001 and four in 2002. In addition, we acquired two other companies in January 2003. We do not know whether suitable acquisition candidates will be available on reasonable terms or if we will have access to adequate funds to complete any desired acquisition. In addition, we may not be able to successfully integrate the operations of the acquired companies. Combining organizations could interrupt the activities of some or all of our businesses and have a negative impact on operations.






OUR INDEBTEDNESS COULD LIMIT OUR ABILITY TO BORROW ADDITIONAL FUNDS AND/OR MAKE US VULNERABLE TO GENERAL ADVERSE ECONOMIC AND INDUSTRY CONDITIONS.



         In 1998, National Oilwell issued $150 million of 6 7/8% unsecured senior notes due July 1, 2005. In 2001, we issued an additional $150 million of 6 1/2% unsecured senior notes due March 15, 2011. In 2002, we issued $200 million of 5.65% unsecured senior notes due November 15, 2012. We also have a $175 million revolving line of credit and approximately $200 million in availability under various borrowing arrangements of our wholly-owned foreign subsidiaries. Our leverage requires us to use some of our cash flow from operations for payment of interest on our debt. Our leverage may also make it more difficult to obtain additional financing in the future. Further, our leverage could make us more vulnerable to economic downturns and competitive pressures.



NO PUBLIC MARKET FOR THE NOTES EXISTS AND YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP.



         The original notes have not been registered under the Securities Act and may not be resold by purchasers thereof unless the original notes are subsequently registered or an exemption from the registration requirements of the Securities Act is available. At the time of the private placement of the original notes, the initial purchaser was not obligated to make a market in the original notes and, if issued, the exchange notes, and any such market-making activity that commenced or is commenced may be terminated at any time without notice. In addition, any market-making activity will be subject to restrictions imposed by the Securities Act and the Exchange Act. Even following registration or exchange of the original notes for exchange notes, an active trading market providing liquidity to a holder of original notes or exchange notes may not exist. The liquidity of any market for the notes will depend upon the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes, prevailing interest rates and other factors.

BECAUSE THE NOTES ARE REPRESENTED BY A GLOBAL NOTE, HOLDERS OF THE NOTES MUST RELY ON THE PROCEDURES OF THE DEPOSITARY.








         The original notes are represented, and the exchange notes will be represented, by one or more global notes in definitive fully registered form without coupons and will be deposited upon issuance with, or on behalf of, The Depository Trust Company, which we call DTC. DTC (or its nominee) will be the sole holder of the global notes representing the notes and owners of book-entry interests will not be considered owners or holders of the notes. After payment to DTC, we will have no responsibility or liability for any aspect of the payments made on account of book-entry interests. Accordingly, holders of book-entry interests must rely on the procedures of DTC or, if such holder is not a participant in DTC, on the procedures of the participant through which the interest is owned, to exercise any rights and obligations of a holder under the indenture governing the notes.

         Owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, owners of book-entry interests will be permitted to act only to the extent they have received appropriate proxies to do so from DTC. There can be no assurance that procedures implemented for the granting of such proxies will be sufficient to enable owners of book-entry interests to vote on any requested actions on a timely basis.

         Similarly, upon the occurrence of an event of default under the indenture governing the notes, unless and until definitive registered notes are issued in respect of all book-entry interests, owners of book-entry interests will be restricted to acting through DTC. There can be no assurance that the procedures to be implemented through DTC will be adequate to ensure the timely exercise of remedies under the notes.

                               THE EXCHANGE OFFER

REGISTRATION RIGHTS

         At the closing of the sale of the original notes, we entered into a registration rights agreement with the initial purchaser pursuant to which we agreed, for the benefit of the holders of the original notes, at our cost,

         o to file, no later than March 7, 2003, an exchange offer registration statement with the Securities and Exchange Commission with respect to the exchange offer for the exchange notes;

         o to use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act no later than April 21, 2003;

         o to use our reasonable best efforts to keep the registration statement for the exchange notes effective until the closing of the exchange offer; and

         o to use our reasonable best efforts to cause the exchange offer to be completed no later than May 21, 2003.

         Upon the exchange offer registration statement being declared effective, we agreed to offer the exchange notes in exchange for surrender of the original notes and to keep the exchange offer open for not less than 30 days thereafter. For each original note surrendered to us pursuant to the exchange offer, the holder of that original note will receive an exchange note having a principal amount equal to that of the surrendered original note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the original note tendered in exchange therefor or, if no interest has been paid on the original note, from the date of its initial issuance. The registration rights agreement also provides an agreement to include in the prospectus for the exchange offer certain information necessary to allow a broker-dealer who holds original notes that were acquired for its own account as a result of market-making activities or other ordinary course trading activities (other than original notes acquired directly from us or one of our affiliates) to exchange such original notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of exchange notes received by such broker-dealer in the exchange offer.

         The preceding agreement is needed because any broker-dealer who acquires original notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act. This prospectus covers our offer and sale of the exchange notes pursuant to the exchange offer. It also covers the resale of exchange notes received in the exchange offer by any broker-dealer who held original notes acquired for its own account as a result of market-making activities or other trading activities other than original notes acquired directly from us or one of our affiliates.

         Under existing interpretations of the staff of the Securities and Exchange Commission contained in several no-action letters to third parties, the exchange notes would in general be freely tradeable after the exchange offer without further registration under the Securities Act. However, any purchaser of original notes who is an "affiliate" of ours as defined in Rule 405 of the Securities Act or who intends to participate in the exchange offer for the purpose of distributing the related exchange notes

         o will not be able to rely on the interpretation of the staff of the Securities and Exchange Commission;

         o will not be able to tender its original notes in the exchange offer; and

         o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original notes unless such sale or transfer is made pursuant to an exemption from such requirements.

         Each holder of the original notes who wishes to exchange original notes for exchange notes in the exchange offer will be required to make certain representations, including that (1) any exchange notes to be received by it will be acquired in the ordinary course of its business, (2) at the time of commencement of the exchange offer, it has no arrangement with any person to participate in the distribution of the original notes or the exchange notes (within the meaning of the Securities Act) and (3) it is not an affiliate of ours or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

         If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

         If:

         o we determine that the exchange offer registration statement is not available or the exchange offer may not be consummated because it would violate applicable law or Securities and Exchange Commission interpretations;

         o the exchange offer registration statement is not declared effective on or before April 21, 2003 or the exchange offer has not been completed on or before May 21, 2003;

         o the exchange offer is not available to any holder of original notes based on an opinion of counsel; or

         o the initial purchaser of the original notes (but only with respect to original notes acquired directly from us) so requests;

we will, as promptly as practicable, use our reasonable efforts to file a shelf registration statement for resale of the original notes. We will use our reasonable best efforts to cause the shelf registration statement to become effective as promptly as practicable but no later than June 20, 2003, and to keep the registration statement effective for a period ending on the earlier of:

         o the second anniversary of the effective date of the shelf registration statement; or

         o until all of the original notes that are covered by the shelf registration statement cease to be outstanding or have been sold to the public under Rule 144 under the Securities Act or are eligible to be sold to the public under Rule 144(k) under the Securities Act.

         We will provide to the holders of the original notes copies of the prospectus that is part of the shelf registration statement, notify such holders when the resale registration for the original notes has become effective and take other actions as are required to permit unrestricted sales of such notes. A holder of the original notes that offers or sells such notes pursuant to the shelf registration generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions of the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement applicable to that holder, including indemnification obligations.

         We will pay additional interest on the original notes if:

         o the exchange offer registration statement is not filed with the Securities and Exchange Commission on or before March 7, 2003;

         o the exchange offer registration statement or the shelf registration statement, as the case may be, is not declared effective on or before the date on which such registration statement is required to become or be declared effective;

         o the exchange offer is not consummated on or before May 21, 2003 (if the exchange offer is then required to be made); or

         o the shelf registration is filed and declared effective but thereafter becomes unusable by the holders of notes covered by the registration statement for more than 45 days in any 12-month period, in which case, we will be obligated to pay additional interest on the original notes over and above the applicable interest rate at a rate of 0.25% per year, which interest shall be further increased by 0.25% for each 90-day period that we are required to pay additional interest up to a maximum additional interest rate of 0.50% per year, until the exchange offer registration statement is filed, the applicable registration statement is declared effective, the exchange offer is consummated, or the shelf registration statement becomes usable, as the case may be. Any additional interest will cease to accrue when all of the events described above have been cured.

         We are required to deposit, in immediately available funds, the amount of any additional interest payable to holders of the notes with the trustee on or before the semiannual interest payment date.

         This summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

         Except as set forth above, after consummation of the exchange offer, holders of original notes which are the subject of the exchange offer will have no registration or exchange rights under the registration rights agreement. These consequences are more fully described under "--Consequences of Failure to Exchange" and "--Resale of the Exchange Notes; Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE


         The original notes which are not exchanged for exchange notes pursuant to the exchange offer and are not included in a resale prospectus which, if required, will be filed as part of an amendment to the registration statement of which this prospectus is a part, will remain restricted securities and subject to restrictions on transfer. The circumstances under which we would file a resale prospectus are more fully described under"--Procedures for Tendering Original Notes--Determination of Validity." Our indenture requires the original notes to bear a legend restricting the transfer of the original notes because the original notes were issued in a private placement and not registered under the Securities Act. Accordingly, original notes which are not exchanged for exchange notes will continue to bear a legend restricting the transfer of original notes. Original notes that are not exchanged may only be resold:


         o        to us, upon redemption or otherwise;

         o so long as the original notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A, purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A;

         o in an offshore transaction in accordance with Regulation S under the Securities Act;

         o pursuant to an exemption from registration in accordance with Rule 144, if available, under the Securities Act;

         o in reliance on another exemption from the registration requirements of the Securities Act; or

         o pursuant to an effective registration statement under the Securities Act.

         In all of the situations discussed above, the resale must be in accordance with any applicable securities laws of any state of the United States.

         To the extent original notes are tendered and accepted in the exchange offer, the principal amount of outstanding original notes will decrease with a resulting decrease in the liquidity in the market therefor. Accordingly, the liquidity of the market of the original notes could be adversely affected. The risks of failing to exchange original notes are more fully described in "Risk Factors--Consequences of Failing to Exchange or Properly Tender."

TERMS OF THE EXCHANGE OFFER

         Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, a copy of which is attached to this prospectus as Annex A, we will accept any and all original notes validly tendered and not withdrawn prior to the Expiration Date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer. However, original notes may be tendered only in integral multiples of $1,000 principal amount.

         The form and terms of the exchange notes are the same as the form and terms of the original notes, except that:

         o the exchange notes will have been registered under the Securities Act and will not bear legends restricting their transfer pursuant to the Securities Act;

         o holders of the exchange notes will not be entitled to the rights of holders of original notes under the registration rights agreement; and

         o provisions for additional interest in the event of breach of certain registration covenants relating to the original notes will not apply to the exchange notes.

         The exchange notes will evidence the same debt as the original notes that they replace, and will be issued under, and be entitled to the benefits of, the indenture which governs all of the notes.

         Solely for reasons of administration and for no other purpose, we have fixed the close of business on _____, 2003 as the date for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a registered holder of original notes or such holder's legal representative or attorney-in-fact as reflected on the records of the trustee under the indenture may participate in the exchange offer. There will be no fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer.

         Holders of the original notes do not have any appraisal or dissenters' rights under Delaware law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Securities and Exchange Commission thereunder.


         We shall be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of the original notes for the purposes of receiving the exchange notes. The exchange notes delivered pursuant to the exchange offer will be delivered promptly after expiration of the exchange offer.


         If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described herein or otherwise, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

         Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the original notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

         The term "Expiration Date" with respect to the exchange offer, shall mean 5:00 p.m., New York City time, on ___________, 2003, unless we, in our sole discretion, extend the exchange offer, in which case "Expiration Date" shall mean the latest date and time to which the exchange offer is extended.

         In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the exchange offer.

         We reserve the right, in our sole discretion,

         o        to delay accepting any original notes;

         o        to extend the exchange offer;

         o if any of the conditions set forth below under "--Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer; or

         o        to amend the terms of the exchange offer in any manner.

         We may effect any such delay, extension or termination by giving oral or written notice thereof to the exchange agent.

         Except as specified in the second paragraph under this heading, any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose any amendment by means of a prospectus supplement that will be distributed to the registered holders of the original notes. The exchange offer will then be extended for a period of five to ten business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

         Without limiting the manner in which we may choose to make a public announcement of any delay, extension, termination or amendment of the exchange offer, we shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release thereof to the Dow Jones News Service.

PROCEDURES FOR TENDERING ORIGINAL NOTES

         Tenders of Original Notes. The tender by a holder of original notes pursuant to any of the procedures set forth below will constitute the tendering holder's acceptance of the terms and conditions of the exchange offer. Our acceptance for exchange of original notes tendered pursuant to any of the procedures described below will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer. Only holders of record are authorized to tender their original notes. The procedures by which original notes may be tendered by beneficial owners that are not holders of record will depend upon the manner in which the original notes are held.

         DTC has authorized DTC participants that are beneficial owners of original notes through DTC to tender their original notes as if they were holders. To effect a tender, DTC participants should either (1) complete and sign the letter of transmittal or a facsimile thereof, have the signature thereon guaranteed if required by Instruction 1 of the letter of transmittal and mail or deliver the letter of transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below under "-- Book-Entry Delivery Procedures," or (2) transmit their acceptance to DTC through the DTC Automated Tender Offer Program (which we call "ATOP"), for which the transaction will be eligible, and follow the procedures for book-entry transfer set forth below under "-- Book-Entry Delivery Procedures."

         Tender of Original Notes Held in Physical Form. To tender effectively original notes held in physical form pursuant to the exchange offer,

         o a properly completed letter of transmittal applicable to such notes (or a facsimile thereof) duly executed by the holder thereof, and any other documents required by the letter of transmittal, must be received by the exchange agent at one of its addresses set forth below, and tendered original notes must be received by the exchange agent at such address (or delivery effected through the deposit of original notes into the exchange agent's account with DTC and making book-entry delivery as set forth below) on or prior to the Expiration Date of the exchange offer; or

         o the tendering holder must comply with the guaranteed delivery procedures set forth below.

         LETTERS OF TRANSMITTAL AND ORIGINAL NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT AND SHOULD NOT BE SENT TO US.

         Tender of Original Notes Held Through a Custodian. To effectively tender original notes that are held of record by a custodian bank, depository, broker, trust company or other nominee, the beneficial owner thereof must instruct such holder to tender the original notes on the beneficial owner's behalf. A letter of instructions from the record owner to the beneficial owner may be included in the materials provided along with this prospectus which may be used by the beneficial owner in this process to instruct the registered holder of such owner's original notes to effect the tender.

         Tender of Original Notes Held Through DTC. To effectively tender original notes that are held through DTC, DTC participants should either

         o properly complete and duly execute the letter of transmittal (or a facsimile thereof), and any other documents required by the letter of transmittal, and mail or deliver the letter of transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below; or

         o transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent's Message to the exchange agent for its acceptance.

         Delivery of tendering original notes held through DTC must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

         THE METHOD OF DELIVERY OF ORIGINAL NOTES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OR AGENT'S MESSAGE TRANSMITTED THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSON TENDERING ORIGINAL NOTES AND DELIVERING LETTERS OF TRANSMITTAL. EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE.

         Except as provided below, unless the original notes being tendered are deposited with the exchange agent on or prior to the Expiration Date (accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted Agent's Message), we may, at our option, reject such tender. Exchange of exchange notes for original notes will be made only against deposit of the tendered original notes and delivery of all other required documents.

         Book-Entry Delivery Procedures. The exchange agent will establish an account with respect to the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the original notes by causing DTC to transfer such original notes into the exchange agent's account in accordance with DTC's procedures for such transfer. However, although delivery of original notes may be effected through book-entry at DTC, the letter of transmittal (or facsimile thereof), with any required signature guarantees or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth in this prospectus on or prior to the Expiration Date, or compliance must be made with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the exchange agent. The confirmation of a book-entry transfer into the exchange agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

         The term "Agent's Message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a participant in DTC tendering original notes and that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal and we may enforce such agreement against such participant.

         Signature Guarantees. Signatures on all letters of transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of these being an "eligible institution"), unless the original notes tendered thereby are tendered
(1) by a registered holder of original notes (or by a participant in DTC whose name appears on a DTC security position listing as the owner of such original notes) who has not completed either the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or
(2) for the account of an eligible institution. For additional information on signature guarantees, see Instruction 1 of the letter of transmittal. If the original notes are registered in the name of a person other than the signer of the letter of transmittal or if original notes not accepted for exchange or not tendered are to be returned to a person other than the registered holder, then the signatures on the letter of transmittal accompanying the tendered original notes must be guaranteed by an eligible institution as described above. Additional information on signature guarantees and instruments of transfer is included in Instructions 1 and 5 of the letter of transmittal.

         Guaranteed Delivery. If a holder desires to tender original notes pursuant to the exchange offer and time will not permit the letter of transmittal, certificates representing the original notes and all other required documents to reach the exchange agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date of the exchange offer, such original notes may nevertheless be tendered if all of the following conditions are satisfied:

         o        the tender is made by or through an eligible institution;

         o a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us herewith, or an Agent's Message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the Expiration Date, as provided below; and

         o the certificates for the tendered original notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such original notes into the exchange agent's account at DTC as described above), together with the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal or a properly transmitted Agent's Message, are received by the exchange agent within two business days after the date of execution of the Notice of Guaranteed Delivery.

         The Notice of Guaranteed Delivery may be sent by hand delivery, telegram, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

         Notwithstanding any other provision hereof, delivery of exchange notes by the exchange agent for original notes tendered and accepted for exchange pursuant to the exchange offer will, in all cases, be made only after timely receipt by the exchange agent of such original notes (or Book-Entry Confirmation of the transfer of such original notes into the exchange agent's account at DTC as described above), and the letter of transmittal (or facsimile thereof) with respect to such original notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal, or a properly transmitted Agent's Message.

         Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of our counsel, would be unlawful.

         We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. The interpretation of the terms and conditions of our exchange offer (including the instructions in the letter of transmittal) by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine.

         Although we intend to notify holders of defects or irregularities with respect to tenders of original notes through the exchange agent, neither we, the exchange agent nor any other person is under any duty to give such notice, nor shall we or they incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

         Any original notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if original notes are submitted in a principal amount greater than the principal amount of original notes being tendered by such tendering holder, such unaccepted or non-exchanged original notes will either be

         o returned by the exchange agent to the tendering holders as promptly as practicable; or

         o in the case of original notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, credited to an account maintained with such Book-Entry Transfer Facility.

         By tendering, each registered holder will represent to us that,

         o the exchange notes to be acquired by the holder and any beneficial owner(s) of the original notes in connection with the exchange offer are being acquired by the holder and any beneficial owner(s) in the ordinary course of business of the holder and any beneficial owner(s);

         o the holder and each beneficial owner are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes;

         o the holder and each beneficial owner acknowledge and agree that if the offeree is a broker-dealer holding original notes acquired for its own account as a result of market making activities or other trading activities, it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes received in respect of original notes pursuant to the exchange offer, but by so acknowledging, the holder shall not be deemed to admit that, by delivering a prospectus, it is an "underwriter" within the meaning of the Securities Act;

         o neither the holder nor any beneficial owner is an "affiliate," as defined under Rule 405 of the Securities Act, of ours except as otherwise disclosed to us in writing; and

         o each holder and each beneficial owner acknowledges and agrees that any person participating in the exchange offer for the purpose of distributing the exchange notes cannot rely on the position of the Staff of the Securities and Exchange Commission set forth in no-action letters that are discussed herein under "--Resale of the Exchange Notes; Plan of Distribution" and that such person must comply with the registration and prospectus delivery requirements for any secondary resale transaction with respect to exchange notes acquired by such person and that such a transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the Securities and Exchange Commission.

         Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. For additional information, see "--Resale of the Exchange Notes; Plan of Distribution."

WITHDRAWAL OF TENDERS

         Except as otherwise provided in this prospectus and the letter of transmittal, tenders of original notes pursuant to the exchange offer may be withdrawn, unless earlier accepted for exchange as provided in the exchange offer, at any time prior to the Expiration Date of the exchange offer.

         To be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to the Expiration Date of the exchange offer. Any such notice of withdrawal must

         o specify the name of the person having deposited the original notes to be withdrawn;

         o identify the original notes to be withdrawn, including the certificate number or numbers of the particular certificates evidencing the original notes (unless such original notes were tendered by book-entry transfer), and aggregate principal amount of such original notes; and

         o be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the original notes into the name of the person withdrawing such original notes.

         If original notes have been delivered pursuant to the procedures for book-entry transfer described in "--Procedures for Tendering Original Notes--Book-Entry Delivery Procedures," any notice of withdrawal must specify the name and number of the account at the appropriate book-entry transfer facility to be credited with such withdrawn original notes and must otherwise comply with such book-entry transfer facility's procedures.

         If the original notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal meeting the requirements discussed above is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. A withdrawal of original notes can only be accomplished in accordance with these procedures.

         All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us in our sole discretion, which determination shall be final and binding on all parties. No withdrawal of original notes will be deemed to have been properly made until all defects or irregularities have been cured or expressly waived. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation, nor shall we or they incur any liability for failure to give any such notification. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the original notes so withdrawn are retendered. Properly withdrawn original notes may be retendered by following one of the procedures described above under "--Procedures for Tendering Original Notes" at any time prior to the Expiration Date of the exchange offer.

         Any original notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the exchange offer, or which have been validly withdrawn, will be returned to the holder thereof unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date of the exchange offer or, if so requested in the notice of withdrawal, promptly after receipt by us of notice of withdrawal without cost to such holder.

CONDITIONS TO THE EXCHANGE OFFER

         The exchange offer shall not be subject to any conditions, other than that:

         o the Securities and Exchange Commission has issued an order or orders declaring the indenture governing the notes qualified under the Trust Indenture Act of 1939;

         o the exchange offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission;

         o no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer;

         o there shall not have been declared by United States federal or New York state authorities a banking moratorium or trading on the New York Stock Exchange or generally in the United States over-the-counter market shall not have been suspended by order of the Securities and Exchange Commission or any other governmental authority; and

         o there shall not have been adopted or enacted any law, statute, rule or regulation prohibiting the exchange offer.


         Any determination regarding the satisfaction or waiver of conditions will be made on or before the Expiration Date. If we determine that any of the conditions to the exchange offer are not satisfied, we may:


         o refuse to accept any original notes and return all tendered original notes to the tendering holders;

         o extend the exchange offer and retain all original notes tendered prior to the Expiration Date applicable to the exchange offer, subject, however, to the rights of holders to withdraw such original notes (see "-- Withdrawal of Tenders"); or

         o waive any unsatisfied conditions with respect to the exchange offer and accept all validly tendered original notes which have not been withdrawn.

         If any waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders and will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

EXCHANGE AGENT

         The Bank of New York, the trustee under the indenture governing the notes, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notices of Guaranteed Delivery and other documents should be directed to the exchange agent addressed as follows:

                        By Registered or Certified Mail:
                              The Bank of New York
                           Corporate Trust Operations
                               Reorganization Unit
                           101 Barclay Street - 7 East
                            New York, New York 10286

                   By Facsimile: (Eligible Institutions Only):
                                 (212) 298-1915
                To Confirm by Telephone or for Information Call:
                                 (212) 815-3738

                         By Hand or Overnight Delivery:
                              The Bank of New York
                           Corporate Trust Operations
                               Reorganization Unit
                               101 Barclay Street
                         Corporate Trust Services Window

FEES AND EXPENSES

         We will bear the expenses of soliciting tenders of original notes. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of National Oilwell and its affiliates.

         No dealer-manager has been retained in connection with the exchange offer and no payments will be made to brokers, dealers or others soliciting acceptance of the exchange offer. However, reasonable and customary fees will be paid to the exchange agent for its services and it will be reimbursed for its reasonable out-of-pocket expenses in connection therewith.

         We estimate that our out of pocket expenses for the exchange offer will be approximately $150,000. These expenses include fees and expenses of the exchange agent and the trustee under the indenture, accounting and legal fees and printing costs, among others.

         We will pay all transfer taxes, if any, applicable to the exchange of the original notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the original notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

         The exchange notes will be recorded in our books at the carrying value of the original notes and we will not recognize gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the exchange notes.

RESALE OF THE EXCHANGE NOTES; PLAN OF DISTRIBUTION

         Based on interpretation of the Securities Act by the staff of the Securities and Exchange Commission set forth in several no-action letters to other persons, and subject to the immediately following sentence, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of notes who is an "affiliate" of ours or who intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any broker-dealer who purchased the notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (1) will not be able to rely on the interpretation by the staff of the Securities and Exchange Commission set forth in the above referenced no-action letters, (2) will not be able to tender the notes in the exchange offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes, unless such sale or transfer is made pursuant to an exemption from such requirements. We do not intend to seek our own no-action letter, and there is no assurance that the staff of the Securities and Exchange Commission would make a similar determination with respect to the exchange notes as it has in the no-action letters to other persons.

         Each holder of original notes who wishes to exchange the original notes for the exchange notes in the exchange offer will be required to make representations, including that (1) it is neither an affiliate of ours nor a broker-dealer tendering notes acquired directly from us for its own account, (2) any exchange notes to be received by it shall be acquired in the ordinary course of its business and (3) at the time of commencement of the exchange offer, it has no arrangement or understanding with any person to participate in the distribution of the exchange notes (within the meaning of the Securities Act). In addition, in connection with any resales of the exchange notes, any participating broker-dealer must deliver a prospectus meeting the requirements of the Securities Act. The staff of the Securities and Exchange Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with this prospectus. Under the registration rights agreement, we are required to allow participating broker-dealers to use this prospectus (as it may be amended or supplemented from time to time) in connection with the resale of exchange notes received in exchange for original notes acquired by such participating broker-dealers for their own account as a result of market-making or other trading activities.

         We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions

         o        in the over-the-counter market;

         o        in negotiated transactions;

         o through the writing of options on the exchange notes or a combination of such methods of resale;

         o        at market prices prevailing at the time of resale;

         o        at prices related to such prevailing market prices; or

         o        at negotiated prices.

         Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes.

         Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission on concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         We have agreed to pay all expenses incident to the exchange offer (including in the case of the filing of a shelf registration statement the expenses of one counsel for the holders of the original notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes (including any broker-dealers) required to use this prospectus in connection with their resale of exchange notes as described above against certain liabilities, including liabilities under the Securities Act.

                                 USE OF PROCEEDS


         The net proceeds from the sale of the original notes were approximately $198,070,000 (after deducting expenses of the original offering and the initial purchaser's discounts and commissions). These proceeds, together with working capital and borrowings under National Oilwell's existing revolving credit facility, were used to finance the acquisition of all of the issued and outstanding shares of Hydralift ASA in a structured tender offer, at a price of approximately Norwegian Kroner 55 per share, which was approximately U.S. 7.33 per share at the time of the offering of the original notes.


         The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes offered by this prospectus. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange original notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus under "The Exchange Offer -- Terms of the Exchange Offer." The original notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase in our indebtedness.

                              DESCRIPTION OF NOTES

GENERAL

         The original notes were issued, and the exchange notes are to be issued, under an indenture dated as of November 22, 2002. The indenture is a contract between us and The Bank of New York, which acts as trustee. The indenture will not be qualified under the Trust Indenture Act of 1939, except upon effectiveness of the registration statement for the exchange offer. By its terms however, the indenture incorporates certain provisions of the Trust Indenture Act and, upon consummation of the exchange offer, the indenture will be subject to and governed by the Trust Indenture Act. The indenture and the notes contain the full legal text of the matters described in this section. The indenture and the notes are governed by New York law. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus is a part.

         The following is a description of the material provisions of the notes and the indenture and is a summary only. Because this section is a summary, it does not describe every aspect of those documents. This summary is subject to and qualified in its entirety by reference to all the provisions of those documents, including definitions of terms referenced in this prospectus. References in this summary to the notes include the original notes and the exchange notes unless the context otherwise requires.

         The notes are direct, unsecured and senior obligations of National Oilwell. The indenture does not limit our ability to incur additional indebtedness.

PRINCIPAL AND MATURITY

         The notes mature on November 15, 2012, unless sooner redeemed. Although only $200,000,000 in aggregate principal amount of the original notes were issued, we may, so long as no Event of Default under the indenture has occurred and is continuing, issue and sell additional principal amounts of the notes in the future without the consent of the holders of the notes. The original notes and the exchange notes, together with any additional notes subsequently issued under this indenture, will constitute a single series of notes under the indenture.

         The notes are not entitled to the benefits of a sinking fund.

         All of the notes are held initially in the form of one or more global notes. See "--Legal Ownership--Global Notes" for a general description of the global notes.

INTEREST

         The notes bear interest from November 22, 2002 at the annual rate set forth on the cover page of this prospectus, payable semi-annually in arrears on May 15 and November 15 of each year to noteholders in whose name the notes are registered at the close of business on May 1 or November 1 (whether or not a business day) preceding the applicable interest payment date. We refer to each of those payment days as an interest payment date. If an interest payment date or a redemption date occurs on a date which is not a business day, payment will be made on the next business day and no additional interest will accrue. Interest payments will commence on May 15, 2003.

         Interest on the notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

RANKING

         The notes rank equally with all of our existing and future unsecured senior indebtedness and senior to all of our existing and future subordinated debt. The indenture does not limit our ability to incur additional indebtedness. Because we are a holding company that conducts all of our operations through subsidiaries, the notes will be effectively subordinated to all obligations of our subsidiaries. Consequently, our right to receive assets of any subsidiary (and thus the ability of noteholders to benefit indirectly from these assets) is subject to the prior claims of creditors of that subsidiary. As of December 31, 2002, we have senior indebtedness of $500 million, none of which is secured. In addition, Hydralift ASA, a subsidiary of National Oilwell, had unsecured indebtedness of approximately $94 million at December 31, 2002.

         The indenture governing the notes permits us to incur an unlimited amount of indebtedness. Our subsidiaries may also incur an unlimited amount of indebtedness. The notes are not guaranteed by any of our subsidiaries.

OPTIONAL REDEMPTION

         The notes are redeemable, at our option, at any time in whole, or from time to time in part, upon not less than 30 and not more than 60 days' notice mailed to each holder of notes to be redeemed at the holder's address appearing in the note register, at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the redemption date and a make-whole premium, if any. Holders of record on the relevant record date have the right to receive interest due on an interest payment date that is on or prior to the redemption date. The redemption price will never be less than 100% of the principal amount of the notes plus accrued interest to the redemption date.

         The amount of the make-whole premium on any note, or portion of a note, to be redeemed will be equal to the excess, if any, of:

         (1) the sum of the present values, calculated as of the redemption date, of:

                  o each interest payment that, but for the redemption, would have been payable on the note, or portion of a note, being redeemed on each interest payment date occurring after the redemption date, excluding any accrued interest for the period prior to the redemption date; plus

                  o the principal amount that, but for the redemption, would have been payable on the maturity date of the note, or portion of a note, being redeemed;

         over

         (2) the principal amount of the note, or portion of a note, being redeemed.

         The present values of interest and principal payments referred to in clause (1) above will be determined in accordance with generally accepted principles of financial analysis. The present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the redemption date at a discount rate equal to the Treasury Yield, as defined below, plus 25 basis points.

         We will appoint an independent investment banking institution of national standing to calculate the make-whole premium; provided that if we fail to appoint an institution at least 45 days prior to the date set for redemption or if the institution that we appoint is unwilling or unable to make such calculation, such calculation will be made by Merrill Lynch & Co. or if such firm is unwilling or unable to make such calculation, by an independent investment banking institution of national standing appointed by the trustee.

         For purposes of determining the make-whole premium, "Treasury Yield" refers to an annual rate of interest equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the notes, calculated to the nearest 1/12th of a year, which we call the remaining term. The Treasury Yield will be determined as of the third business day immediately preceding the applicable redemption date.

         The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or any successor release, which we call the H.15 Statistical Release.

If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the remaining term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the remaining term and the United States Treasury Notes that have a constant maturity closest to and less than the remaining term, in each case as set forth in the H.15 Statistical Release. Any weekly average yields as calculated by interpolation will be rounded to the nearest 0.01%, with any figure of 0.005% or more being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the independent investment banking institution.

         If less than all of the notes are to be redeemed, the trustee will select the notes to be redeemed pro rata or by lot or by another method that the trustee deems fair and appropriate not more than 60 days prior to the redemption date. The trustee may select for redemption notes and portions of notes in amounts equal to whole multiples of $1,000.

SAME DAY SETTLEMENT

         The original notes trade in, and the exchange notes will trade in, The Depository Trust Company's settlement system until maturity. As a result, The Depository Trust Company will require secondary trading activity in the notes to be settled in immediately available funds. So long as the notes continue to trade in The Depository Trust Company's settlement system, all payments of principal and interest on the global notes will be made by us in immediately available funds.

IMPORTANT COVENANTS

         Certain Definitions. The following definitions are applicable to the discussion of the indenture covenants in this summary.

         "Consolidated Net Tangible Assets" means the aggregate amount of assets included on our consolidated balance sheet, less applicable reserves and other properly deductible items and after deducting therefrom (a) all current liabilities (other than liabilities that, by their terms, are extendable or renewable at the option of the obligor to a date that is 12 months or more after the date on which such current liabilities are determined) and (b) all goodwill, trade names, trademarks, patents, copyrights, unamortized debt discount and expense and other like intangibles, all in accordance with generally accepted accounting principles consistently applied.

         "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantees or obligations the full faith and credit of the United States is pledged.

         "Lien" means, with respect to any property or asset, any mortgage, pledge, lien, encumbrance, charge or security interest of any kind in respect of such property or asset, whether or not filed, recorded or otherwise perfected under applicable law, but excluding agreements to refrain from granting Liens.

         "Permitted Liens" means:

         o        certain purchase money Liens;

         o statutory liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings;

         o Liens existing on property at the time we or a Restricted Subsidiary acquire it;

         o Liens existing on the property or on the outstanding shares or indebtedness of any Person at the time it becomes a Restricted Subsidiary;

         o Liens on property of a Person existing at the time such Person is merged into or consolidated with us or a Restricted Subsidiary;

         o Liens in favor of governmental bodies to secure certain progress or advance payments;

         o Liens existing on property we or any of our Subsidiaries own on the date of the indenture or provided for pursuant to agreements existing on the date of the indenture;

         o Liens created pursuant to the creation of trusts or other arrangements funded solely with cash, cash equivalents or other marketable investments or securities of the type customarily subject to such arrangements in customary financial practice with respect to long-term or medium-term indebtedness for borrowed money, the sole purpose of which is to make provision for the retirement or defeasance, without prepayment of indebtedness; or

         o certain extensions, renewals or replacements in whole or in part of a Lien enumerated in any of the foregoing.

         "Person" means (a) any form of business entity, association, grouping, trust or other form now or hereafter permitted by the laws of any state of the United States of America or any foreign government or utilized by businesses in the conduct of their activities and (b) a natural person, as the context may require.

         "Principal Property" means any real property, manufacturing plant, office building, warehouse or other physical facility, or any other like depreciable asset of us or any Restricted Subsidiary, whether owned at the date of the indenture or thereafter acquired that in the opinion of our Board of Directors is of material importance to the total business we and our Restricted Subsidiaries conduct, as a whole; provided, however, that any such property shall not be deemed a Principal Property if such property does not have a fair value in excess of 5% of the total assets included on a consolidated balance sheet of us and our Restricted Subsidiaries prepared in accordance with generally accepted accounting principles consistently applied.

         "Restricted Subsidiary" means (a) any currently existing Subsidiary whose principle assets and business are located in the United States or Canada and (b) any Subsidiary that we designate to be a Restricted Subsidiary.

         "Sale and Leaseback Transaction" means the sale or transfer by us or a Restricted Subsidiary of any Principal Property owned by it or us with the intention of taking back a lease on such property.

         "Secured Debt" means indebtedness for money we or a Restricted Subsidiary borrow, and any other indebtedness of us or a Restricted Subsidiary, on which interest is paid or payable (other than indebtedness owed by a Restricted Subsidiary to us, by a Restricted Subsidiary to another Restricted Subsidiary or by us to a Restricted Subsidiary), that in any such case is secured by (a) any Lien on any Principal Property of us or a Restricted Subsidiary or (b) a Lien on any shares of stock or indebtedness of a Restricted Subsidiary that owns a Principal Property. The amount of Secured Debt at any time outstanding shall be the amount we or a Restricted Subsidiary then owe thereon.

         "Significant Subsidiary" means a subsidiary that would be a "Significant Subsidiary" within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.

         "Subsidiary" means, with respect to any Person, (a) any corporation of which we, or we and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly own voting securities entitling any one or more of us and our Subsidiaries to elect a majority of the directors, either at all times, or so long as there is no default or contingency which permits the holders of any other class or classes of securities to vote for the election of one or more directors, (b) any partnership of which we, or we and one or more of our Subsidiaries, or any one or more Subsidiaries, is, at the date of determination, a general or limited partner of such partnership, but only if we and our Subsidiaries are entitled to receive more than 50% of the assets of such partnership upon dissolution or more than 50% of the profits of such partnership, or (c) any other Person (other than a corporation or partnership) in which we, or we and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly, at the date of determination thereof, has
(x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

         Limitation on Liens. The indenture provides that we will not, nor will we permit any Restricted Subsidiary to, create, incur, issue, assume or guarantee any Secured Debt without making effective provision whereby the notes then outstanding and any other indebtedness of or guaranteed by us or any of our Restricted Subsidiaries then entitled thereto, subject to applicable priorities of payment, shall be secured by a Lien equally and ratably with any and all other obligations and indebtedness thereby secured, so long as any of the other obligations and indebtedness shall be so secured; provided, that if any such Lien securing such Secured Debt ceases to exist, such equal and ratable security for the benefit of the noteholders shall automatically cease to exist without any further action; provided, further, that if the Secured Debt is expressly subordinated to the notes, the Lien securing such subordinated Secured Debt shall be subordinate and junior to the Lien securing the notes with the same relative priority as such Secured Debt shall have with respect to the notes. These provisions do not apply to Secured Debt that is secured by Permitted Liens.

         Notwithstanding these restrictions, we and our Restricted Subsidiaries may, without equally and ratably securing the notes, create, incur, issue, assume or guarantee Secured Debt not otherwise permitted or excepted if the sum of (a) the amount of such Secured Debt plus (b) the aggregate value of Sale and Leaseback Transactions (excluding Sale and Leaseback Transactions described in clauses (1) through (4) of "Limitation on Sale and Leaseback Transactions") does not exceed 10% of Consolidated Net Tangible Assets (as shown in our quarterly consolidated balance sheet most recently published prior to the date of the creation, incurrence, issuance, assumption or guarantee).

         Limitation on Sale and Leaseback Transactions. The indenture provides that we will not, and we will not permit any of our Restricted Subsidiaries to, engage in a Sale and Leaseback Transaction unless:

         (1) the Sale and Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations, on such Principal Property, whichever is later;

         (2) the Sale and Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

         (3) we or a Restricted Subsidiary would be entitled to incur Secured Debt secured by a Lien on the Principal Property subject thereto in a principal amount equal to or exceeding the net sale proceeds from such Sale and Leaseback Transaction without equally and ratably securing the notes pursuant to the covenant "Limitation on Liens" described above; or

         (4) we or a Restricted Subsidiary, within a one-year period after such Sale and Leaseback Transaction, apply or cause to be applied an amount not less than the net sale proceeds from such Sale and Leaseback Transaction to:

                  o the redemption of the notes or the prepayment, repayment, reduction or retirement of any of our indebtedness that ranks pari passu with the notes; or

                  o the expenditure or expenditures for Principal Property used or to be used in the ordinary course of our business or the business of any of our Restricted Subsidiaries.

         Notwithstanding the foregoing, our indenture provides that we may, and may permit each of our Restricted Subsidiaries to, effect any Sale and Leaseback Transaction that is not excepted by clauses (1) through (4) (inclusive) of the above paragraph, provided that, after giving effect thereto and the application of proceeds, if any, received by us or any Restricted Subsidiaries as a result thereof, the net sale proceeds from such Sale and Leaseback Transaction, together with the aggregate principal amount of all Secured Debt then outstanding (other than the notes) secured by Liens upon Principal Property that are not Permitted Liens would not exceed 10% of the Consolidated Net Tangible Assets (as shown in our quarterly consolidated balance sheet most recently published prior to the date such Sale and Leaseback Transaction is effected).

CONSOLIDATION, MERGER AND SALE OF ASSETS

         The indenture provides that we may (a) consolidate with or merge into, or (b) sell, convey, transfer, lease or otherwise dispose of our properties and assets substantially as an entirety to, any Person, provided that (i) the Person surviving such consolidation or merger (if we are not the continuing entity) or to which the sale, conveyance, transfer, lease or other disposition will be made is a Person organized and validly existing under the laws of the United States, any political subdivision thereof or any State thereof and assumes by supplemental indenture all of our obligations on the notes and under the indenture and (ii) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, exists. Upon a disposition of assets as described in clause (b) of the preceding sentence, we will be released from any further liability under the notes and the indenture.

EVENTS OF DEFAULT

         In the indenture with respect to the notes an Event of Default will mean any of the following:

         o failure to pay principal of, or any premium on, any note when due;

         o failure to pay any interest on any note when due, and the continuance of that failure for 30 days;

         o failure to perform or observe any other covenant in the notes or indenture, and the continuance of such default for 60 days after written notice has been given by the trustee, or the holders of at least 25% in principal amount of the notes, as provided in the indenture;

         o our indebtedness or the indebtedness of any Subsidiary is not paid when due within the applicable grace period, if any, or is accelerated by the holders thereof and, in either case, the principal amount of the unpaid or accelerated indebtedness exceeds $20 million; or

         o the bankruptcy, insolvency or reorganization of us, a Significant Subsidiary or a group of Subsidiaries that would constitute a Significant Subsidiary.

         If an Event of Default (other than an Event of Default, as a result of the bankruptcy, insolvency or reorganization of us, a Significant Subsidiary or a group of Subsidiaries that would constitute a Significant Subsidiary) occurs and continues, either the trustee or the holders of at least 25% in aggregate principal amount of the notes, by notice to us, may declare the principal amount of all notes to be due and payable immediately. If an Event of Default occurs as a result of the bankruptcy, insolvency or reorganization of us, a Significant Subsidiary or a group of Subsidiaries that would constitute a Significant Subsidiary, the principal amount of all the notes will automatically, and without any action by the trustee or any holder, become immediately due and payable. After any acceleration, but before a judgment or decree for the payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the notes, by written notice to the trustee, may rescind and annul the acceleration and its consequences if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the indenture. For information as to waiver of defaults, see "Modification and Waiver" below.

         Other than its duties in case of a default that is continuing, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any holders, unless the holders offer the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense. Subject to these provisions to indemnify the trustee, the holders of a majority in aggregate principal amount of the notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, for the notes.

         No holder of any note has the right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

         o the holder has previously given written notice of a continuing Event of Default to the trustee;

         o the holders of at least 25% in aggregate principal amount of the notes have made written request, and have offered indemnity satisfactory to the trustee against any loss, liability or expense to be incurred in complying with such request, to institute proceedings in respect of such Event of Default; and

         o the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the notes a direction inconsistent with such request, within 60 days after notice, request and offer.

         These limitations do not apply if a holder institutes a proceeding for the enforcement or payment of the principal of, or the premium or interest on, any note on or after the applicable due date specified in such note.

         We are required to furnish the trustee with an annual statement from our officers as to whether or not, to our knowledge, a Default or an Event of Default has occurred during the year, and, if so, specifying all such known Defaults or Events of Default. We are also required to furnish the Trustee with a statement from our officers, as soon as possible, but within 5 days after we become aware that a Default or Event of Default has occurred specifying the details of such Default of Event of Default and the action we propose to take with respect thereto. If a Default or Event of Default occurs and is continuing and if it is actually known to a responsible officer of the trustee, the trustee must mail to the noteholders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal, interest or premium, if any, on any note, the trustee may withhold the notice, if and so long as, a committee of its responsible officers in good faith determines that withholding the notice is in the interests of the noteholders.

MODIFICATION AND WAIVER

         Under the indenture, generally we and the trustee may modify our rights and obligations with the consent of the holders of a majority in principal amount of the notes. We may not modify or amend the indenture, without the consent of the holder of each note affected thereby, if the amendment or modification would (with respect to any notes held by a nonconsenting holder):

         o change the maturity date of the principal of, or any installment of principal of or interest on, any note;

         o        reduce the principal amount of, or any interest on, any note;

         o reduce the amount of principal of any note payable upon acceleration of the maturity date;

         o change the place or currency of payment of principal of, or interest on, any note;

         o impair the right to institute suit for the enforcement of any payment on or with respect to any note;

         o reduce the percentage in principal amount of the notes, the consent of whose holders is required for modification or amendment of the indenture;

         o reduce the percentage in principal amount of the notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

         o modify such provisions with respect to modification and waiver;

         o waive, reduce or modify a make-whole premium with respect to any note called for redemption; or

         o make changes to the amendment and waiver provisions of the indenture, or to the provisions relating to waivers of past defaults or institution of proceedings for payment of principal, any premium or interest.

         Without the consent of any noteholder, we and the trustee may amend the indenture:

         o        to cure any ambiguity, defect or inconsistency;

         o to provide for uncertificated notes in addition to or in place of certificated notes or to alter the provisions relating to the form, issuance, delivery, transfer, exchange, replacement and other limited matters with respect to the notes in a manner that does not materially adversely affect any holder;

         o to provide for the assumption of our obligations to noteholders in the case of a merger, consolidation or sale of all or substantially all of our assets;

         o to make any change that would provide any additional rights or benefits to the noteholders or that does not adversely affect the legal rights of any noteholder in any material respect;

         o to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

         o        to allow any guarantor to guarantee the notes.

         Holders of a majority in principal amount of the notes may waive our compliance with certain restrictive provisions of the indenture or waive any past default under the indenture, except a continuing default in the payment of principal of, any premium or interest on the notes and covenants and provisions of the indenture that require the consent of the holder of each note affected thereby.

         Except in certain limited circumstances, we are entitled to set any day as a record date for the purpose of determining the noteholders entitled to give or take any direction, notice, consent, waiver or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In certain limited circumstances, the trustee may be entitled to set a record date for noteholder action or for payments if there is a default. If a record date is set for action to be taken by the noteholders, only persons who are noteholders on the record date may take the action. To be effective, action must be taken by holders of the requisite principal amount of the notes within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by us (or the trustee, if it sets the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

DISCHARGING OUR OBLIGATIONS; DEFEASANCE

         Satisfaction and Discharge. We may satisfy and discharge certain of our obligations with respect to notes which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year by:

         o depositing or causing to be deposited with the trustee money or Government Securities in an amount sufficient to pay and discharge the principal and any premium and interest to the date of such deposit (in case of the notes which have become due and payable) or to the maturity date, as the case may be;

         o paying or causing to be paid all other sums payable under the indenture with respect to the notes; and

         o delivering to the trustee an Officer's Certificate and opinion of counsel relating to our satisfaction and discharge.

         Defeasance and Discharge. We may discharge all of our indebtedness and obligations with respect to the notes (except for obligations to exchange or register the transfer of the notes, to replace stolen, lost or mutilated outstanding notes, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the noteholders of money or Government Securities, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, any premium and interest on the notes on the maturity date in accordance with the terms of the indenture and the notes. Such defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that the noteholders will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

         Defeasance of Certain Covenants. The indenture provides that we may omit to comply with certain restrictive covenants, including the covenants described under "Limitation on Liens," "Limitation on Sale and Leaseback Transactions" and "Consolidation, Merger and Sale of Assets," in which event certain Events of Default, which are described above (with respect to such respective covenants) under "Events of Default," will no longer constitute Events of Default. In order to exercise such option to defease such covenants, we will be required to deposit, in trust for the benefit of the noteholders, money or Government Securities, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, any premium and interest on the notes on the maturity date in accordance with the terms of the indenture and the notes. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that noteholders will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur.

         If subsequent to the completion of a defeasance of certain covenants as described in the immediately preceding paragraph, the notes are declared due and payable because of the occurrence of any remaining Event of Default, the amount of money and Government Securities we deposit in trust may be sufficient to pay amounts due on the notes on the maturity date but may not be sufficient to pay amounts due on the notes upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments.

CONCERNING THE TRUSTEE

         The Bank of New York is the trustee under the indenture.

LEGAL OWNERSHIP

         Street Name and Other Indirect Holders. Investors who hold notes in accounts at banks, brokers and other financial institutions will generally not be recognized by us as legal holders of notes. This is called holding in street name. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the notes, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold notes in street name, you should check with your own institution to find out:

         o        how it handles securities payments and notices;

         o        whether it imposes fees or charges;

         o        how it would handle voting, if required; and

         o how it would pursue rights under the notes if there were a default or other event triggering the need for holders to act to protect their interests.

         Direct Holders. Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, extend only to persons who are registered as holders of notes. We do not have any responsibility for any aspect of the records relating to or payments made on account of beneficial ownership interest in a global note, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any action taken or omitted to be taken by DTC or any participant because the notes are issued in the form of global notes as described below. For example, once we make a payment to the registered holder, we have no further responsibility for the payment, even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

         Global Notes. A global note is a special type of indirectly held note. Because we issued the original notes, and will issue the exchange notes only in the form of global notes, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global notes be registered in the name of a financial institution we select and by requiring that the notes included in the global notes not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global note is called the depositary. Any person wishing to own a note must do so indirectly by virtue of an account with a bank, broker or other financial institution that in turn has an account with the depositary.

                  Special Investor Considerations for Global Notes. As an indirect holder, an investor's rights relating to the global notes will be governed by the account rules of the investor's bank, broker or other financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of notes and instead deal only with the depositary that holds the global notes.

         If you are an investor, you should be aware that:

         o you cannot get notes registered in your own name, except in limited circumstances described in the indenture;

         o you cannot receive physical certificates for your interest in the notes, except in limited circumstances described in the indenture;

         o you will be a street name holder and must look to your own bank, broker or other financial institution for payments on the notes and protection of your legal rights relating to the notes; see "--Street Name and Other Indirect Holders;"

         o you may not be able to sell or pledge your interest in the notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

         o the depositary's policies will govern payments, transfers, exchange and other matters relating to your interest in the global notes. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interest in the global notes. We and the trustee also do not supervise the depositary in any way;

         o so long as the depositary, or its nominee, is the registered owner or holder of a global note, the depositary, or its nominee, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture, the notes and applicable law, including having the right to sue for nonpayment of principal and interest; and

         o as an indirect owner, you will not be able to transfer the interest in the global note, except in accordance with the depositary's applicable procedures (in addition to those under the indenture referred to herein).

                  Special Situations When Global Notes Will Be Terminated. In a few special situations described in the next paragraph, the global notes will terminate and interests in them will be exchanged for physical certificates representing the notes. After that exchange, the choice of whether to hold notes directly or in street name will be up to you. You must consult your own bank, broker or other financial institution to find out how to have your interests in the notes transferred to your own name, so that you will be a direct holder. The rights of street name investors and direct holders in the notes have been previously described in the subsections entitled "--Street Name and Other Indirect Holders" and "--Direct Holders."

         The special situations for termination of the global notes are:

         o when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary; and

         o when we notify the trustee that we wish to terminate the global notes.

ADDITIONAL MECHANICS

         Global Notes. The original notes were issued in the form of one or more registered notes in global form, without interest coupons, which we call the Rule 144A Global Notes. The Rule 144A Global Notes were deposited on the date of closing of the initial sale of the original notes with, or on behalf of, The Depository Trust Company or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between The Depository Trust Company and the trustee, and registered in the name of Cede & Co., as nominee of The Depository Trust Company. Interests in the Rule 144A Global Notes are available for purchase only by qualified institutional buyers.

         The Depository Trust Company has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934 (the "Exchange Act"). The Depository Trust Company was created to hold securities of persons who have accounts with The Depository Trust Company, otherwise known as participants, and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of certificates. These participants include securities brokers and dealers, banks, trust companies and other clearing corporations. Indirect access to The Depository Trust Company's book-entry system also is available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The Depository Trust Company is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. The rules applicable to The Depository Trust Company and its direct and indirect participants are on file with the Securities and Exchange Commission.

         Form, Exchange and Transfer of Physical Notes. The following discussion only applies if the global notes are terminated as described above under "--Legal Ownership--Global Notes--Special Situations When Global Notes Will Be Terminated" and the notes are issued in the form of physical certificates.

         The notes will be issued:

         o        only in registered form;

         o        without interest coupons; and

         o        in denominations that are even multiples of $1,000.

         You may have your notes divided into more notes of smaller denominations (but not less than $1,000) or combined into fewer notes of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

         You may exchange or transfer notes at the office of the trustee. The trustee acts as our agent for registering notes in the names of holders and transferring notes. We may change this appointment to another entity or perform these functions ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers. You will not be required to pay a service charge to transfer or exchange the notes, but you may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

         We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion summarizes the material United States federal income tax consequences of the exchange of original notes for exchange notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and administrative interpretations, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the United States federal tax consequences of the exchange of original notes for exchange notes.

         In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder's circumstances, or to certain categories of investors that may be subject to special rules, such as financial institutions, insurance companies, regulated investment companies, tax exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons subject to the alternative minimum tax or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction. This discussion is limited to holders who purchased the original notes for cash at the original offering price and who hold the notes as capital assets within the meaning of section 1221 of the Internal Revenue Code. If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. This discussion also does not address the tax considerations arising under the laws of any foreign, state, local or other jurisdiction.


         WE ADVISE HOLDERS OF ORIGINAL NOTES TO DISCUSS THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEM OF THE EXCHANGE OFFER AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS AND TAX TREATIES WITH THEIR OWN TAX ADVISERS.


TREATMENT OF EXCHANGES UNDER THE EXCHANGE OFFER

         The exchange of original notes for exchange notes under the terms of the exchange offer will not constitute a taxable exchange. As a result,

         o a holder will not recognize taxable gain or loss as a result of exchanging original notes for exchange notes under the terms of the exchange offer;

         o the holding period of the exchange notes will include the holding period of the original notes exchanged for the exchange notes; and

         o the adjusted tax basis for the exchange notes will be the same as the adjusted tax basis, immediately before the exchange, of the original notes exchanged for the exchange notes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         We will, where required, report to the holders of the notes and the Internal Revenue Service the amount of any interest paid on the notes in each calendar year and the amounts of federal income tax withheld, if any, with respect to payments. A noncorporate noteholder may be subject to information reporting and to backup withholding with respect to payments of principal, premium, if any, and interest made on the notes, or on proceeds of the disposition of the notes before maturity, unless the noteholder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information and backup withholding rules.

         Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be refunded or credited against the noteholder's federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

                         VALIDITY OF THE EXCHANGE NOTES

         The validity of the exchange notes being offered hereby will be passed upon for us by Bracewell & Patterson, L.L.P., Houston, Texas.

                                     EXPERTS


         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 2002 and 2001, and for each of three years in the period ended December 31, 2002, included in National Oilwell, Inc.'s Annual report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this Prospectus and elsewhere in the registration statement. National Oilwell, Inc.'s financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.

         The SEC allows us to "incorporate by reference" the information we filed with it, which means that we can disclose important information to you by referring you to those documents.

         We incorporate by reference in this prospectus the following documents:


         o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;



         o        Form 10-K/A for the fiscal year ended December 31, 2002; and


         o All documents filed with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the completion of the exchange offer.

         The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information as well as the information included in this prospectus.

         You may read and copy any document we file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room located at:

         o        450 Fifth Street, N.W.
                  Washington, D.C. 20549

         Additionally, you may obtain copies of our documents filed with the Securities and Exchange Commission on our website at www.natoil.com.

         Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room and its copy charges. Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission's web site at http://www.sec.gov and through the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our shares of common stock are traded.

         We have agreed that for so long as the notes remain outstanding, if we are no longer subject to the informational requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, we will furnish to holders and beneficial owners of the notes and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the notes.

         We will provide a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents at no cost by request directed to us at the following address and telephone number:

         o        National-Oilwell, Inc.
                  10000 Richmond Avenue
                  Houston, Texas  77042
                  Attention: Investor Relations
                  713-346-7500

                  To obtain timely delivery of this information, you must request this information no later than five business days prior to the Expiration Date of the exchange offer.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

         Some of the information in this prospectus contains, or has incorporated by reference, forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements typically are identified by use of terms such as "may," "will," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including changes in oil and gas prices, customer demand for our products and worldwide economic activity. You should also consider carefully the statements under "Risk Factors" which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements. Given these uncertainties, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. We disclaim any obligation or intent to update any such factors or forward-looking statements to reflect future events or developments.

                             NATIONAL-OILWELL, INC.

                              LETTER OF TRANSMITTAL

                             TO TENDER FOR EXCHANGE

                           5.65% SENIOR NOTES DUE 2012

                                       OF

                             NATIONAL-OILWELL, INC.

                PURSUANT TO THE PROSPECTUS DATED _________, 2003

         THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON _________, ________, 2003 UNLESS THE OFFER IS EXTENDED BY THE CORPORATION IN ITS SOLE DISCRETION (THE "EXPIRATION DATE"). TENDERS OF NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

                  THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

                              THE BANK OF NEW YORK

        BY REGISTERED OR CERTIFIED              BY FACSIMILE TRANSMISSION:            BY HAND OR OVERNIGHT DELIVERY:
                   MAIL:                      (ELIGIBLE INSTITUTIONS ONLY)
          The Bank of New York                                                             The Bank of New York
       Corporate Trust Operations                     (212) 298-1915                    Corporate Trust Operations
          Reorganization Unit                                                               Reorganization Unit
      101 Barclay Street - 7 East               To Confirm by Telephone or                 101 Barclay Street
        New York, New York 10286                   for Information Call:                 Corporate Trust Services
                                                      (212) 815-3738                               Window

         DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF THIS LETTER OF TRANSMITTAL VIA FACSIMILE TO A NUMBER OTHER THAN AS LISTED ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

         HOLDERS WHO WISH TO BE ELIGIBLE TO RECEIVE EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER MUST VALIDLY TENDER (AND NOT WITHDRAW) THEIR ORIGINAL NOTES TO THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

         This Letter of Transmittal is to be used by holders ("Holders") of 5.65% Senior Notes due 2012 (the "Original Notes") of National-Oilwell, Inc. (the "Corporation") to receive 5.65% Senior Notes due 2012, Series B (the "Exchange Notes") if: (i) certificates representing Original Notes are to be physically delivered to the Exchange Agent herewith by such Holders; (ii) tender of Original Notes is to be made by book-entry transfer to the Exchange Agent's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth under the caption "The Exchange Offer -- Procedures for Tendering Original Notes -- Book-Entry Delivery Procedures" in the Prospectus dated ___________, 2003 (the "Prospectus"); or (iii) tender of Original Notes is to be made according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer -- Procedures for Tendering Original Notes -- Guaranteed Delivery" in the Prospectus, and, in each case, instructions are not being transmitted through the DTC Automated Tender Offer Program ("ATOP"). All capitalized terms used herein and not defined shall have the meanings ascribed to them in the Prospectus.


         Holders of Original Notes that are tendering by book-entry transfer to the Exchange Agent's account at DTC can execute the tender through ATOP, for which the transaction will be eligible. DTC participants that are accepting the exchange offer as set forth in the Prospectus and this Letter of Transmittal (together, the "Exchange Offer") must transmit their acceptance to DTC which will edit and verify the acceptance and execute a book-entry delivery to the Exchange Agent's account at DTC. DTC will then send an Agent's Message to the Exchange Agent for its acceptance. Delivery of the Agent's Message by DTC will satisfy the terms of the Offer as to execution and delivery of a Letter of Transmittal by the participant identified in the Agent's Message. DTC participants may also accept the Exchange Offer by submitting a notice of guaranteed delivery through ATOP.

            DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY
                              TO THE EXCHANGE AGENT

         If a Holder desires to tender Original Notes pursuant to the Exchange Offer and time will not permit this Letter of Transmittal, certificates representing such Original Notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, then such Holder must tender such Original Notes according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer -- Procedures for Tendering Original Notes -- Guaranteed Delivery" in the Prospectus. See Instruction 2.

         The undersigned should complete, execute and deliver this Letter of Transmittal to indicate the action the undersigned desires to take with respect to the Exchange Offer.

                            TENDER OF ORIGINAL NOTES

[ ] CHECK HERE IF TENDERED ORIGINAL NOTES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH DTC AND COMPLETE THE FOLLOWING:

         Name of Tendering Institution:
                                        ---------------------------------------

         Account Number:
                        -------------------------------------------------------

         Transaction Code Number:
                                 -----------------------------------------------
[ ]      CHECK HERE IF TENDERED ORIGINAL NOTES ARE BEING DELIVERED PURSUANT TO
         A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING:

         Name(s) of Registered Holder(s):
                                         ---------------------------------------

         Window Ticker Number (if any):
                                        ----------------------------------------

         Date of Execution of Notice of Guaranteed Delivery:
                                                            --------------------

         Name of Eligible Institution that Guaranteed Delivery:
                                                               -----------------

         List below the Original Notes to which this Letter of Transmittal relates. The name(s) and address(es) of the registered Holder(s) should be printed, if not already printed below, exactly as they appear on the Original Notes tendered hereby. The Original Notes and the principal amount of Original Notes that the undersigned wishes to tender should be indicated in the appropriate boxes. If the space provided is inadequate, list the certificate number(s) and principal amount(s) on a separately executed schedule and affix the schedule to this Letter of Transmittal.


                          DESCRIPTION OF ORIGINAL NOTES

   Name(s) and Address(es)
   of Registered Holder(s)                                   Aggregate
(Please fill in if blank) See           Certificate      Principal Amount    Principal Amount
        Instruction 3.                  Number(s)*         Represented**        Tendered**
-----------------------------       ------------------   ----------------    -----------------

                                    ------------------   ----------------    -----------------

                                    ------------------   ----------------    -----------------

                                    ------------------   ----------------    -----------------

                                    ------------------   ----------------    -----------------

                                    ------------------   ----------------    -----------------

-----------------------------       ------------------   ----------------    -----------------
                                      Total Principal
                                    Amount of Original
                                           Notes
----------------------------------------------------------------------------------------------
*        Need not be completed by Holders tendering by book-entry transfer.

**       Unless otherwise specified, the entire aggregate principal amount represented by the Original Notes described above will be deemed to be tendered. See Instruction 4.
----------------------------------------------------------------------------------------------

                    NOTE: SIGNATURES MUST BE PROVIDED BELOW.

              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:


         The undersigned hereby tenders to National-Oilwell, Inc. (the "Corporation"), upon the terms and subject to the conditions set forth in its Prospectus dated __________, 2003 (the "Prospectus"), and in accordance with this Letter of Transmittal (which, together with the Prospectus, constitute the "Exchange Offer"), the principal amount of Original Notes indicated in the foregoing table entitled "Description of Original Notes" under the column heading "Principal Amount Tendered." The undersigned represents that it is duly authorized to tender all of the Original Notes tendered hereby which it holds for the account of beneficial owners of such Original Notes ("Beneficial Owner(s)") and to make the representations and statements set forth herein on behalf of such Beneficial Owner(s).


         Subject to, and effective upon, the acceptance for purchase of the principal amount of Original Notes tendered herewith in accordance with the terms and subject to the conditions of the Exchange Offer, the undersigned hereby exchanges, assigns and transfers to, or upon the order of, the Corporation, all right, title and interest in and to all of the Original Notes tendered hereby. The undersigned hereby irrevocably constitutes and appoints the Exchange Agent its true and lawful agent and attorney-in-fact of the undersigned (with full knowledge that the Exchange Agent also acts as the agent of the Corporation in connection with the Exchange Offer) with respect to such Original Notes, with full powers of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) and full power and authority to (i) present such Original Notes and all evidences of transfer and authenticity to, or transfer ownership of, such Original Notes on the account books maintained by DTC to, or upon the order of, the Corporation,
(ii) present such Original Notes for transfer of ownership on the books of the Corporation, and to transfer the Original Notes on the books and records of the Corporation, and (iii) receive for the account of the Corporation all benefits and otherwise exercise all rights of beneficial ownership of such Original Notes, all in accordance with the terms and conditions of the Exchange Offer, as described in the Prospectus.

         By accepting the Exchange Offer, the undersigned hereby represents and warrants that:

         o the Exchange Notes to be acquired by the undersigned and any Beneficial Owner(s) in connection with the Exchange Offer are being acquired by the undersigned and any Beneficial Owner(s) in the ordinary course of business of the undersigned and any Beneficial Owner(s);

         o the undersigned and each Beneficial Owner are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Notes;

         o the undersigned and each Beneficial Owner acknowledge and agree that (x) if the offeree is a broker-dealer holding Original Notes acquired for its own account as a result of market making activities or other trading activities, it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes received in respect of Original Notes pursuant to the Exchange Offer and (y) any person participating in the Exchange Offer for the purpose of distributing the Exchange Notes cannot rely on the position of the Staff of the Securities and Exchange Commission set forth in no-action letters that are discussed in the Prospectus and that such person must comply with the registration and prospectus delivery requirements for any secondary resale transaction with respect to Exchange Notes acquired by such person and that such a transaction should be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities and Exchange Commission; and

         o except as indicated below, neither the undersigned nor any Beneficial Owner is an "affiliate," as defined in Rule 405 under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), of the Corporation.

         If the undersigned is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as the result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer shall not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


         Tenders of Original Notes may be withdrawn by written notice of withdrawal received by the Exchange Agent at any time prior to the Expiration Date in accordance with the Prospectus. In the event of a termination of the Exchange Offer, the Original Notes tendered pursuant to the Exchange Offer will be returned to the tendering Holders promptly (or, in the case of Original Notes tendered by book-entry transfer, such Original Notes will be credited to the account maintained at DTC from which such Original Notes were delivered). If the Corporation makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer or waives a material condition of such Exchange Offer, the Corporation will disseminate additional Exchange Offer materials and extend such Exchange Offer, if and to the extent required by law.



         The tender of Original Notes pursuant to any of the procedures set forth in the Prospectus and in the instructions hereto will constitute the undersigned's acceptance of the terms and conditions of the Exchange Offer. The Corporation's acceptance for exchange of Original Notes tendered pursuant to any of the procedures described in the Prospectus will constitute a binding agreement between the undersigned and the Corporation in accordance with the terms and subject to the conditions of the Exchange Offer. For purposes of the Exchange Offer, validly tendered Original Notes (or defectively tendered Original Notes with respect to which the Corporation has, or has caused to be, waived such defect) will be deemed to have been accepted by the Corporation if, as and when the Corporation gives oral or written notice thereof to the Exchange Agent.



         If the undersigned is an affiliate, as defined in Rule 405 of the Act, neither it nor any other such person may offer for resale, resell or otherwise transfer Exchange Notes without registering them under the Act, or without an exemption therefrom.

         The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, exchange, sell, assign and transfer the Original Notes tendered hereby, and that when such tendered Original Notes are accepted for exchange by the Corporation, the Corporation will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The undersigned and each Beneficial Owner will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or by the Corporation to be necessary or desirable to complete the tender, exchange, sale, assignment and transfer of the Original Notes tendered hereby.

         All authority conferred or agreed to be conferred by this Letter of Transmittal shall not be affected by, and shall survive the death or incapacity of the undersigned and any Beneficial Owner(s), and any obligation of the undersigned or any Beneficial Owner(s) hereunder shall be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of the undersigned and such Beneficial Owner(s).


         The delivery and surrender of any Original Notes is not effective, and the risk of loss of the Original Notes does not pass to the Exchange Agent or the Corporation, until receipt by the Exchange Agent of this Letter of Transmittal, or a manually signed facsimile hereof, properly completed and duly executed, together with the Original Notes and all accompanying evidences of authority and any other required documents in form satisfactory to the Corporation. All questions as to form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Original Notes will be determined by the Corporation, in its sole discretion, which determination shall be final and binding.



         Unless otherwise indicated herein under "Special Issuance Instructions," any Original Notes representing principal amounts not tendered or not accepted for exchange will be issued in the name(s) of the undersigned (and in the case of Original Notes tendered by book-entry transfer, by credit to the account of DTC), and Exchange Notes issued in exchange for Original Notes pursuant to the Exchange Offer be issued to the undersigned. Similarly, unless otherwise indicated herein under "Special Delivery Instructions," any Original Notes representing principal amounts not tendered or not accepted for exchange and Exchange Notes issued in exchange for Original Notes pursuant to the Exchange Offer will be delivered to the undersigned at the address shown below the undersigned's signature(s). In the event that the "Special Issuance Instructions" box or the "Special Delivery Instructions" box is, or both are, completed, any Original Notes representing principal amounts not tendered or not accepted for exchange will be issued in the name(s) of, certificates for such Original Notes will be delivered to, and Exchange Notes issued in exchange for Original Notes pursuant to the Exchange Offer will be issued in the name(s) of, and be delivered to, the person(s) at the address(es) so indicated, as applicable. The Corporation has no obligation pursuant to the "Special Issuance Instructions" box or "Special Delivery Instructions" box to transfer any Original Notes from the name of the registered Holder(s) thereof if the Corporation does not accept for exchange any of the principal amount of such Original Notes so tendered.

[ ] CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD ORIGINAL NOTES IS AN AFFILIATE OF THE CORPORATION.

[ ] CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD ORIGINAL NOTES TENDERED HEREBY IS A BROKER-DEALER WHO ACQUIRED SUCH NOTES DIRECTLY FROM THE CORPORATION OR AN AFFILIATE OF THE CORPORATION.

[ ] CHECK HERE AND COMPLETE THE LINES BELOW IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD ORIGINAL NOTES TENDERED HEREBY IS A BROKER-DEALER WHO ACQUIRED SUCH NOTES IN MARKET-MAKING OR OTHER TRADING ACTIVITIES. IF THIS BOX IS CHECKED, THE CORPORATION WILL SEND 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO TO YOU OR SUCH BENEFICIAL OWNER AT THE ADDRESS SPECIFIED IN THE FOLLOWING LINES.

Name:
     ---------------------------------------------------------------------------

Address:
        ------------------------------------------------------------------------

                          SPECIAL ISSUANCE INSTRUCTIONS
                        (SEE INSTRUCTIONS 1, 5, 6 AND 7)

To be completed ONLY if Original Notes in a principal amount not tendered or not accepted for exchange are to be issued in the name of, or Exchange Notes are to be issued in the name of, someone other than the person(s) whose signature(s) appear(s) within this Letter of Transmittal.

Issue:

[ ] Original Notes

[ ] Exchange Notes


(check as applicable)

Name
    ----------------------------------------------------------------------------
                                 (Please Print)

Address
       -------------------------------------------------------------------------
                                 (Please Print)

--------------------------------------------------------------------------------
                                   (Zip Code)


--------------------------------------------------------------------------------
                 (TAX IDENTIFICATION OR SOCIAL SECURITY NUMBER)
                        (SEE SUBSTITUTE FORM W-9 HEREIN)


                          SPECIAL DELIVERY INSTRUCTIONS
                        (SEE INSTRUCTIONS 1, 5, 6 AND 7)

         To be completed ONLY if Original Notes in a principal amount not tendered or not accepted for exchange or Exchange Notes are to be sent to someone other than the person(s) whose signature(s) appear(s) within this Letter of Transmittal or to the undersigned at an address different from that shown in the box entitled "Description of Original Notes" within this Letter of Transmittal.

Issue:

[ ] Original Notes

[ ] Exchange Notes


(check as applicable)


Name
    ----------------------------------------------------------------------------
                                 (Please Print)

Address
       -------------------------------------------------------------------------
                                 (Please Print)

--------------------------------------------------------------------------------
                                   (Zip Code)


--------------------------------------------------------------------------------
                 (TAX IDENTIFICATION OR SOCIAL SECURITY NUMBER)
                        (SEE SUBSTITUTE FORM W-9 HEREIN)

                                PLEASE SIGN HERE
          (TO BE COMPLETED BY ALL TENDERING HOLDERS OF ORIGINAL NOTES)


                ------------------------------------------------

                ------------------------------------------------

                ------------------------------------------------
          Signature(s) of Registered Holder(s) or Authorized Signatory
                        (See guarantee requirement below)

         This Letter of Transmittal must be signed by the registered Holder(s) exactly as name(s) appear(s) on certificate(s) for Original Notes or, if tendered by a participant in DTC, exactly as such participant's name appears on a security position listing as owner of Original Notes or by the person(s) authorized to become registered Holder(s) by endorsements and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 5.

Dated:
      --------------------------------------------------------------------------

Name(s):
        ------------------------------------------------------------------------
                                 (Please Print)

Capacity (Full Title):
                      ----------------------------------------------------------

Address:
        ------------------------------------------------------------------------
                              (Including Zip Code)

Area Code and Telephone Number:
                               -------------------------------------------------
Tax Identification or Social Security Number:
                                             -----------------------------------
                   (Complete Accompanying Substitute Form W-9)


                               SIGNATURE GUARANTEE
                    (IF REQUIRED -- SEE INSTRUCTIONS 1 AND 5)

Authorized Signature
                    ------------------------------------------------------------

Name of Firm
            --------------------------------------------------------------------

Address (including Zip Code):
                             ---------------------------------------------------

Telephone Number (with Area Code): (     )
                                    -----  -------------------------------------

Date:
     ---------------------------------------------------------------------------


                                [place seal here]

                                  INSTRUCTIONS

         FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

         1. Signature Guarantees. Signatures of this Letter of Transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing, an "Eligible Institution"), unless the Original Notes tendered hereby are tendered (i) by a registered Holder of Original Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Original Notes) that has not completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on this Letter of Transmittal or (ii) for the account of an Eligible Institution. If the Original Notes are registered in the name of a person other than the signer of this Letter of Transmittal, if Original Notes not accepted for exchange or not tendered are to be returned to a person other than the registered Holder or if Exchange Notes are to be issued in the name of or sent to a person other than the registered Holder, then the signatures on this Letter of Transmittal accompanying the tendered Original Notes must be guaranteed by an Eligible Institution as described above. See Instruction 5.

         2. Delivery of Letter of Transmittal and Original Notes. This Letter of Transmittal is to be completed by Holders if (i) certificates representing Original Notes are to be physically delivered to the Exchange Agent herewith by such Holders; (ii) tender of Original Notes is to be made by book-entry transfer to the Exchange Agent's account at DTC pursuant to the procedures set forth under the caption "The Exchange Offer -- Procedures for Tendering Original Notes -- Book-Entry Delivery Procedures" in the Prospectus; or (iii) tender of Original Notes is to be made according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer -- Procedures for Tendering Original Notes -- Guaranteed Delivery" in the Prospectus. All physically delivered Original Notes, or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC of all Original Notes delivered electronically, as well as a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), any required signature guarantees and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth on the cover page hereto on or prior to the Expiration Date, or the tendering Holder must comply with the guaranteed delivery procedures set forth below. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

         If a Holder desires to tender Original Notes pursuant to the Exchange Offer and time will not permit this Letter of Transmittal, certificates representing such Original Notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, such Holder must tender such Original Notes pursuant to the guaranteed delivery procedures set forth under the caption "The Exchange Offer -- Procedures for Tendering Original Notes -- Guaranteed Delivery" in the Prospectus. Pursuant to such procedures, (i) such tender must be made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Corporation, or an Agent's Message with respect to guaranteed delivery that is accepted by the Corporation, must be received by the Exchange Agent, either by hand delivery, mail, telegram, or facsimile transmission, on or prior to the Expiration Date; and (iii) the certificates for all tendered Original Notes, in proper form for transfer (or confirmation of a book-entry transfer or all Original Notes delivered electronically into the Exchange Agent's account at DTC pursuant to the procedures for such transfer set forth in the Prospectus), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by this Letter of Transmittal, or in the case of a book-entry transfer, a properly transmitted Agent's Message, must be received by the Exchange Agent within two business days after the date of the execution of the Notice of Guaranteed Delivery.

         THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OR AGENT'S MESSAGE DELIVERED THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER AND, EXCEPT AS OTHERWISE PROVIDED IN THIS INSTRUCTION 2, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE.

         No alternative, conditional or contingent tenders will be accepted. All tendering Holders, by execution of this Letter of Transmittal (or a facsimile thereof), waive any right to receive any notice of the acceptance of their Original Notes for exchange.

         3. Inadequate Space. If the space provided herein is inadequate, the certificate numbers and/or the principal amount represented by Original Notes should be listed on a separate signed schedule attached hereto.

         4. Partial Tenders. (Not applicable to Holders who tender by book-entry transfer). If Holders wish to tender less than the entire principal amount evidenced by an Original Note submitted, such Holders must fill in the principal amount that is to be tendered in the column entitled "Principal Amount Tendered." The minimum permitted tender is $1,000 in principal amount of Original Notes. All other tenders must be in integral multiples of $1,000 in principal amount. In the case of a partial tender of Original Notes, as soon as practicable after the Expiration Date, new certificates for the remainder of the Original Notes that were evidenced by such Holder's old certificates will be sent to such Holder, unless otherwise provided in the appropriate box on this Letter of Transmittal. The entire principal amount that is represented by Original Notes delivered to the Exchange Agent will be deemed to have been tendered, unless otherwise indicated.

         5. Signatures on Letter of Transmittal, Instruments of Transfer and Endorsements. If this Letter of Transmittal is signed by the registered Holder(s) of the Original Notes tendered hereby, the signatures must correspond with the name(s) as written on the face of the certificate(s) without alteration, enlargement or any change whatsoever. If this Letter of Transmittal is signed by a participant in DTC whose name is shown as the owner of the Original Notes tendered hereby, the signature must correspond with the name shown on the security position listing as the owner of the Original Notes.

         If any of the Original Notes tendered hereby are registered in the name of two or more Holders, all such Holders must sign this Letter of Transmittal. If any of the Original Notes tendered hereby are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

         If this Letter of Transmittal or any Original Note or instrument of transfer is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Corporation of such person's authority to so act must be submitted.

         When this Letter of Transmittal is signed by the registered Holder(s) of the Original Notes listed herein and transmitted hereby, no endorsements of Original Notes or separate instruments of transfer are required unless Exchange Notes are to be issued, or Original Notes not tendered or exchanged are to be issued, to a person other than the registered Holder(s), in which case signatures on such Original Notes or instruments of transfer must be guaranteed by an Eligible Institution.

         IF THIS LETTER OF TRANSMITTAL IS SIGNED OTHER THAN BY THE REGISTERED HOLDER(S) OF THE ORIGINAL NOTES LISTED HEREIN, THE ORIGINAL NOTES MUST BE ENDORSED OR ACCOMPANIED BY APPROPRIATE INSTRUMENTS OF TRANSFER, IN EITHER CASE SIGNED EXACTLY AS THE NAME(S) OF THE REGISTERED HOLDER(S) APPEAR ON THE ORIGINAL NOTES AND SIGNATURES ON SUCH ORIGINAL NOTES OR INSTRUMENTS OF TRANSFER ARE REQUIRED AND MUST BE GUARANTEED BY AN ELIGIBLE INSTITUTION, UNLESS THE SIGNATURE IS THAT OF AN ELIGIBLE INSTITUTION.

         6. Special Issuance and Delivery Instructions. If certificates for Exchange Notes or unexchanged or untendered Original Notes are to be issued in the name of a person other than the signer of this Letter of Transmittal, or if Exchange Notes or such Original Notes are to be sent to someone other than the signer of this Letter of Transmittal or to an address other than that shown herein, the appropriate boxes on this Letter of Transmittal should be completed. All Original Notes tendered by book-entry transfer and not accepted for payment will be returned by crediting the account at DTC designated herein as the account for which such Original Notes were delivered.

         7. Transfer Taxes. Except as set forth in this Instruction 7, the Corporation will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Original Notes to it, or to its order, pursuant to the Exchange Offer. If Exchange Notes, or Original Notes not tendered or exchanged are to be registered in the name of any persons other than the registered owners, or if tendered Original Notes are registered in the name of any persons other than the persons signing this Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered Holder or such other person) payable on account of the transfer to such other person must be paid to the Corporation or the Exchange

Agent (unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted) before the Exchange Notes will be issued.

         8. Waiver of Conditions. The conditions of the Exchange Offer may be amended or waived by the Corporation, in whole or in part, at any time and from time to time in the Corporation's sole discretion, in the case of any Original Notes tendered.

         9. Substitute Form W-9. Each tendering Holder of an Original Note who is not exempt on the basis of foreign status (or other payee) is required to provide the Exchange Agent with a correct taxpayer identification number ("TIN"), generally the owner's social security or federal employer identification number, and with certain other information, on Substitute Form W-9, which is provided hereafter under "Important Tax Information," and to certify that the owner (or other payee) is not subject to backup withholding. Failure to provide the information on the Substitute Form W-9 may subject the tendering owner (or other payee) to a $50 penalty imposed by the Internal Revenue Service and 30% federal income tax withholding. The box in Part 3 of the Substitute Form W-9 may be checked if the tendering owner (or other payee) has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 3 is checked and the Exchange Agent is not provided with a TIN within 60 days of the date on the Substitute Form W-9, the Exchange Agent will withhold 30% of all payments made thereafter until a TIN is provided to the Exchange Agent.


         10. Broker-Dealers Participating in the Exchange Offer. If no broker-dealer checks the last box on page 7 of this Letter of Transmittal, the Corporation has no obligation under the Registration Rights Agreement to allow the use of the Prospectus for resales of the Exchange Notes by broker-dealers or to maintain the effectiveness of the Registration Statement of which the Prospectus is a part after the consummation of the Exchange Offer.


         11. Requests for Assistance or Additional Copies. Any questions or requests for assistance or additional copies of the Prospectus, this Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Exchange Agent at the telephone numbers and location listed above. A Holder or owner may also contact such Holder's or owner's broker, dealer, commercial bank or trust company or nominee for assistance concerning the Exchange Offer.

         IMPORTANT: THIS LETTER OF TRANSMITTAL (OR A FACSIMILE HEREOF), TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS OR THE NOTICE OF GUARANTEED DELIVERY, MUST BE RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

                            IMPORTANT TAX INFORMATION

         Under federal income tax law, an owner of Original Notes whose tendered Original Notes are accepted for exchange is required to provide the Exchange Agent with such owner's current TIN on Substitute Form W-9 below. If such owner is an individual, the TIN is his or her social security number. If the Exchange Agent is not provided with the correct TIN, the owner or other recipient of Exchange Notes may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, any interest on Exchange Notes paid to such owner or other recipient may be subject to 30% backup withholding tax.

         Certain owners of Notes (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that owner must submit to the Exchange Agent a properly completed Internal Revenue Service Form W-8ECI, W-8BEN, W-8EXP or W-8IMY (collectively, a "Form W-8"), signed under penalties of perjury, attesting to that individual's exempt status. A Form W-8 can be obtained from the Exchange Agent.

         Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

PURPOSE OF SUBSTITUTE FORM W-9

         To prevent backup withholding on payments that are made to an owner, the owner is required to notify the Exchange Agent of the owner's current TIN (or the TIN of any other payee) by completing the following form, certifying that the TIN provided on Substitute Form W-9 is correct (or that such owner is awaiting a TIN), that the holder is a U.S. person (including a resident alien), and that (i) the owner is exempt from withholding, (ii) the owner has not been notified by the Internal Revenue Service that the owner is subject to backup withholding as a result of failure to report all interest or dividends or (iii) the Internal Revenue Service has notified the owner that the owner is no longer subject to backup withholding. See the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional instructions.

WHAT NUMBER TO GIVE THE EXCHANGE AGENT

         The Holder is required to give the Exchange Agent the TIN (e.g., social security number or employer identification number) of the owner of the Original Notes. If the Original Notes are registered in more than one name or are not registered in the name of the actual owner, consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional guidance on which number to report.

                                        PAYER'S NAME: THE BANK OF NEW YORK

SUBSTITUTE                               PART 1 -- PLEASE PROVIDE YOUR TIN IN         Social Security Number(s)
FORM W-9                                 THE BOX AT THE RIGHT AND CERTIFY BY                     Or
                                         SIGNING AND DATING BELOW.                Employer Identification Number(s)

Department of the Treasury Internal                                               ----------------------------------
Revenue Service
                                                                                  ----------------------------------
Payer's Request for Taxpayer
Identification Number ("TIN")                                                     ----------------------------------

                                                                                  ----------------------------------

                                         ---------------------------------------------------------------------------
                                         PART 2 -- Certifications -- Under penalties of perjury, I certify that:

                                         (1)  The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and

                                         (2)  I am not subject to backup withholding because: (a) I am exempt from backup withholding or (b) I have not been notified by the Internal
                                              Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends or (c) the IRS has notified me that I am no longer subject to backup withholding; and

                                         (3)  I am a U.S. person (including a U.S. resident alien).

                                         CERTIFICATION INSTRUCTIONS -- You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because of under-reporting interest or dividends on your tax return.
                                         ---------------------------------------------------------------------------
                                         Address:
                                                 -----------------------------------

                                         -------------------------------------------
                                                                                               PART 3
                                         -------------------------------------------          Check if
                                         Signature                                        Awaiting TIN [ ]
                                                  ----------------------------------
                                         Date
                                             ---------------------------------------

         NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN A $50 PENALTY IMPOSED BY THE INTERNAL REVENUE SERVICE AND BACKUP WITHHOLDING OF 30%. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

                         YOU MUST COMPLETE THE FOLLOWING
                  CERTIFICATE IF YOU CHECKED THE BOX IN PART 3
                           OF THE SUBSTITUTE FORM W-9


             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

         I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days after the Letter of Transmittal is received by the Exchange Agent, 30% of all reportable cash payments made to me thereafter will be withheld until I provide a taxpayer identification number.

Signature                                               Date
         -------------------------------------------         ------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes, inter alia, a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify past or present officers and directors of such corporation or of another corporation or other enterprise at the former corporation's request, in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify him against the expenses (including attorney's fees) which he actually and reasonably incurred in connection therewith. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination by the (i) stockholders, (ii) board of directors by a majority vote or a quorum consisting of directors who were not parties to such action, suit or proceeding or (iii) independent counsel if a quorum of disinterested directors so directs. Section 145 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         Section 145 of the DGCL also empowers National Oilwell to purchase and maintain insurance on behalf of any person who is or was an officer or director of National Oilwell against liability asserted against or incurred by him in any such capacity, whether or not National Oilwell would have the power to indemnify such officer or director against such liability under the provisions of Section
145. National Oilwell maintains a directors' and officers' liability policy for such purposes.

         Article Sixth, Part II, Section 1 of National Oilwell's Amended and Restated Certificate of Incorporation and Article VI of National Oilwell's Bylaws each provide that directors, officers, employees and agents shall be indemnified to the fullest extent permitted by Section 145 of the DGCL.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


         (a) Exhibits


Exhibit
Number                               Description of Exhibit
------                               ----------------------
  4.1*   --       Indenture dated November 22, 2002, between National-Oilwell,
                  Inc. and The Bank of New York, as Trustee.

  4.2*   --       Form of 5.65% Note (contained in the Indenture filed as
                  Exhibit 4.1).

  4.3*   --       Registration Rights Agreement dated November 22, 2002 between
                  National-Oilwell, Inc. and Merrill Lynch, Pierce, Fenner &
                  Smith Incorporated.

    5*   --       Opinion of Bracewell & Patterson, L.L.P. as to the validity of the notes being offered.

   12*   --       Calculation of Consolidated Ratios of Earnings to Fixed
                  Charges.

 23.1*   --       Consent of Bracewell & Patterson, L.L.P. (included in their opinion filed as Exhibit 5 hereto).

 23.2**  --       Consent of Ernst & Young LLP.

Exhibit
Number                               Description of Exhibit
------                               ----------------------
   24*   --       Powers of Attorney (included on the signature pages herein).

   25*   --       Form T-1 Statement of Eligibility under the Trust Indenture
                  Act of 1939 of The Bank of New York.

 99.1**  --       Form of Notice of Guaranteed Delivery.

 99.2*   --       Form of Letter to Clients.



     *Previously filed.


    **Filed herewith.



         (b) Financial Statement Schedules

         No financial statement schedules are included herein. All other schedules for which provision is made in the applicable accounting regulation of the Commission are not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements, and have therefore been omitted.

         (c)  Reports, Opinions, and Appraisals

         No reports, opinions, and appraisals are included herein.

         ITEM 22. UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (1) The undersigned registrant hereby undertakes:

                  (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (a) To include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933;

                           (b) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (c) To include any material information with respect
                  to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (4) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON THIS 10TH DAY OF APRIL, 2003.


                                      NATIONAL-OILWELL, INC.
                                      (Registrant)


                                      By: /s/ Steven W. Krablin
                                          -------------------------------
                                          Steven W. Krablin, Vice President and
                                          Chief Financial Officer



                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW IN SO SIGNING ALSO MAKES, CONSTITUTES AND APPOINTS STEVEN W. KRABLIN AND M. GAY MATHER, OR EITHER OF THEM ACTING SINGLY, HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO EXECUTE AND CAUSE TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ANY AND ALL AMENDMENTS AND POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT, AND IN EACH CASE TO FILE THE SAME, WITH ALL EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, AND HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEY-IN-FACT AND AGENT OR HIS SUBSTITUTE OR SUBSTITUTES MAY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


        SIGNATURE                                 TITLE                              DATE
        ---------                                 -----                              ----
/s/ Merrill A. Miller, Jr.       Chairman of the Board of Directors              April 10, 2003
--------------------------       (Principal Executive Officer)
Merrill A. Miller, Jr.


/s/ Steven W. Krablin            Vice President and Chief Financial              April 10, 2003
--------------------------       Officer (Principal Financial Officer and
Steven W. Krablin                Principal Accounting Officer)

                                 Director
--------------------------
Hushang Ansary

/s/ Robert E. Beauchamp*         Director                                        April 10, 2003
--------------------------
Robert E. Beauchamp

/s/ Jon Gjedebo*                 Director                                        April 10, 2003
--------------------------
Jon Gjedebo

        SIGNATURE                                 TITLE                              DATE
        ---------                                 -----                              ----
/s/ Ben A. Guill*                Director                                        April 10, 2003
--------------------------
Ben A. Guill

/s/ Roger L. Jarvis*             Director                                        April 10, 2003
--------------------------
Roger L. Jarvis

/s/ William E. Macaulay*         Director                                        April 10, 2003
--------------------------
William E. Macaulay

/s/ Frederick W. Pheasey*        Director                                        April 10, 2003
--------------------------
Frederick W. Pheasey

/s/ Joel V. Staff*               Director                                        April 10, 2003
--------------------------
Joel V. Staff

*By: /s/ Steven W. Krablin
--------------------------
Steven W. Krablin

(Attorney-in-Fact for persons indicated)

                                  EXHIBIT INDEX


Exhibit
Number                               Description of Exhibit
------                               ----------------------
  4.1*   --       Indenture dated November 22, 2002, between National-Oilwell,
                  Inc. and The Bank of New York, as Trustee.

  4.2*   --       Form of 5.65% Note (contained in the Indenture filed as
                  Exhibit 4.1).

  4.3*   --       Registration Rights Agreement dated November 22, 2002 between
                  National-Oilwell, Inc. and Merrill Lynch, Pierce, Fenner &
                  Smith Incorporated.

    5*   --       Opinion of Bracewell & Patterson, L.L.P. as to the validity of the notes being offered.

   12*   --       Calculation of Consolidated Ratios of Earnings to Fixed
                  Charges.

 23.1*   --       Consent of Bracewell & Patterson, L.L.P. (included in their opinion filed as Exhibit 5 hereto).

 23.2**  --       Consent of Ernst & Young LLP.

   24*   --       Powers of Attorney (included on the signature pages herein).

   25*   --       Form T-1 Statement of Eligibility under the Trust Indenture
                  Act of 1939 of The Bank of New York.

 99.1**  --       Form of Notice of Guaranteed Delivery.

 99.2*   --       Form of Letter to Clients.



     *Previously filed.


    **Filed herewith.